Exhibit 4.2

Execution Copy

$1,600,000,000

CREDIT AGREEMENT

among

GRAPHIC PACKAGING INTERNATIONAL, INC.

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO

JPMORGAN CHASE BANK
as administrative agent

DEUTSCHE BANK SECURITIES INC.
as syndication agent

and

GOLDMAN SACHS CREDIT PARTNERS L.P.
and
MORGAN STANLEY SENIOR FUNDING, INC.
as documentation agents

Dated as of August 8, 2003

J.P. MORGAN SECURITIES INC.
and
DEUTSCHE BANK SECURITIES INC.
as joint lead arrangers and joint bookrunners

Table of Contents

SECTION 1. DEFINITIONS
1.1.	Defined Terms
1.2.	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1.	Revolving Credit Commitments
2.2.	Procedure for Revolving Credit Borrowing
2.3.	Termination or Reduction of Revolving Credit Commitments
2.4.	Swing Line Commitments
2.5.	Term Loans
2.6.	Tranche A Term Notes
2.7.	Tranche B Term Notes
2.8.	Procedure for Term Loan Borrowing
2.9.	Repayment of Loans

SECTION 3. LETTERS OF CREDIT
3.1.	L/C Commitment
3.2.	Procedure for Issuance of Letters of Credit
3.3.	Fees, Commissions and Other Charges
3.4.	L/C Participations
3.5.	Reimbursement Obligation of the Borrower
3.6.	Obligations Absolute
3.7.	Letter of Credit Payments
3.8.	Application

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1.	Interest Rates and Payment Dates
4.2.	Conversion and Continuation Options
4.3.	Minimum Amounts of Sets
4.4.	Optional and Mandatory Prepayments
4.5.	Commitment Fees; Administrative Agent’s Fee; Other Fees
4.6.	Computation of Interest and Fees
4.7.	Inability to Determine Interest Rate
4.8.	Pro Rata Treatment and Payments
4.9.	Illegality
4.10.	Requirements of Law
4.11.	Taxes
4.12.	Indemnity
4.13.	Certain Rules Relating to the Payment of Additional Amounts

SECTION 5. REPRESENTATIONS AND WARRANTIES
5.1.	Financial Condition

i

5.2.	No Change; Solvent
5.3.	Corporate Existence; Compliance with Law
5.4.	Corporate Power; Authorization; Enforceable Obligations
5.5.	No Legal Bar
5.6.	No Material Litigation
5.7.	No Default
5.8.	Ownership of Property; Liens
5.9.	Intellectual Property
5.10.	No Burdensome Restrictions
5.11.	Taxes
5.12.	Federal Regulations
5.13.	ERISA
5.14.	Collateral
5.15.	Investment Company Act; Other Regulations
5.16.	Subsidiaries
5.17.	Purpose of Loans
5.18.	Environmental Matters
5.19.	No Material Misstatements
5.20.	Delivery of the Merger Agreement
5.21.	Representations and Warranties Contained in the Transaction Documents
5.22.	Senior Indebtedness
5.23.	Labor Matters

SECTION 6. CONDITIONS PRECEDENT
6.1.	Conditions to Initial Extension of Credit
6.2.	Conditions to Each Other Extension of Credit

SECTION 7. AFFIRMATIVE COVENANTS
7.1.	Financial Statements
7.2.	Certificates; Other Information
7.3.	Payment of Obligations
7.4.	Conduct of Business and Maintenance of Existence
7.5.	Maintenance of Property; Insurance
7.6.	Inspection of Property; Books and Records; Discussions
7.7.	Notices
7.8.	Environmental Laws
7.9.	After-Acquired Real Property and Fixtures
7.10.	Interest Rate Protection
7.11.	Surveys

SECTION 8. NEGATIVE COVENANTS
8.1.	Financial Condition Covenants
8.2.	Limitation on Indebtedness
8.3.	Limitation on Liens
8.4.	Limitation on Guarantee Obligations
8.5.	Limitation on Fundamental Changes
8.6.	Limitation on Sale of Assets

8.7.	Limitation on Dividends
8.8.	Limitation on Capital Expenditures
8.9.	Limitation on Investments, Loans and Advances
8.10.	Limitations on Certain Acquisitions
8.11.	Limitation on Transactions with Affiliates
8.12.	Limitation on Sale and Leaseback Transactions
8.13.	Limitations on Dispositions of Collateral
8.14.	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents
8.15.	Limitation on Changes in Fiscal Year
8.16.	Limitation on Negative Pledge Clauses
8.17.	Limitation on Lines of Business
8.18.	Establishment and Maintenance of Lockbox Accounts
8.19.	Limitations on Currency and Commodity Hedging Transactions

SECTION 9. EVENTS OF DEFAULT

SECTION 10. THE ADMINISTRATIVE AGENT AND THE OTHER REPRESENTATIVES
10.1.	Appointment
10.2.	Delegation of Duties
10.3.	Exculpatory Provisions
10.4.	Reliance by Administrative Agent
10.5.	Notice of Default
10.6.	Acknowledgements and Representations by Lenders
10.7.	Indemnification
10.8.	Administrative Agent and Other Representatives in Their Individual Capacity
10.9.	Successor Administrative Agent
10.10.	Syndication Agent
10.11.	Swing Line Lender

SECTION 11. MISCELLANEOUS
11.1.	Amendments and Waivers
11.2.	Notices
11.3.	No Waiver; Cumulative Remedies
11.4.	Survival of Representations and Warranties
11.5.	Payment of Expenses and Taxes
11.6.	Successors and Assigns; Participations and Assignments
11.7.	Adjustments; Set-off
11.8.	Judgment
11.9.	Counterparts
11.10.	Severability
11.11.	Integration
11.12.	GOVERNING LAW
11.13.	Submission To Jurisdiction; Waivers
11.14.	Acknowledgements

11.15.	WAIVER OF JURY TRIAL
11.16.	Confidentiality

SCHEDULES

A	Commitments and Addresses
B	Permitted Holders
C	Indicative Terms of Permitted Receivables Transactions
D	Lockbox Banks and Lockbox Accounts
E	Existing Letters of Credit
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
6.1(k)	Lien Searches
6.1(l)	Local and Foreign Counsel
6.1(n)	Filing Jurisdictions
6.1(p)	Title Insurance Policies
7.9(e)	Leased U.S. Inventory Locations
8.2(i)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.6(i)	Permitted Asset Sales
8.9(c)	Permitted Investments
8.11(iv)	Permitted Transactions with Affiliates

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Tranche A Term Note
A-3	Form of Tranche B Term Note
A-4	Form of Swing Line Note
B	Form of Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Form of Opinion of Debevoise & Plimpton, Special Counsel to the Loan Parties
D-2	Form of Opinion of Edward W. Stroetz, Jr., Counsel to Certain of the Loan Parties
D-3	Form of Opinion of Holme Roberts & Owen LLP, Counsel to Certain of the Loan Parties
D-4	Form of Opinion of Richards, Layton & Finger, Special Delaware Counsel to the Loan Parties
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Swing Line Loan Participation Certificate
H	Form of Borrowing Certificate
I	Form of Landlord Waiver
J	Form of Closing Certificate
K	Form of Prepayment Option Notice

v

L	Form of Lockbox Agreement

CREDIT AGREEMENT, dated as of August 8, 2003, among GRAPHIC PACKAGING INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK (“JPMCB”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), and GOLDMAN SACHS CREDIT PARTNERS L.P. and MORGAN STANLEY SENIOR FUNDING, INC., as documentation agents (collectively, in such capacity, the “Documentation Agents”).

The parties hereto hereby agree as follows:

WHEREAS, Riverwood International Corporation, a Delaware corporation (“Riverwood”), is a wholly-owned subsidiary of RIC Holding, Inc., a Delaware corporation (“RIC Holding”), which is in turn a wholly-owned subsidiary of Riverwood Holding, Inc., a Delaware corporation (“Holding”);

WHEREAS, Graphic Packaging International, Inc., a Delaware corporation formerly known as Graphic Packaging Corporation (“Graphic Packaging”), is a wholly-owned subsidiary of Graphic Packaging Holdings, Inc., a Colorado corporation (“Graphic Packaging Midco”), which is in turn a wholly-owned subsidiary of Graphic Packaging International Corporation, a Colorado corporation (“Graphic Packaging Holding”);

WHEREAS, Holding, Graphic Packaging Holding and Riverwood Acquisition Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holding (“Merger Sub”), have entered into an agreement and plan of merger, dated as of March 25, 2003 (the “Merger Agreement”), which sets forth, among other things, the terms and conditions for the merger of Graphic Packaging Holding and Merger Sub (the “Graphic Packaging Holding/Newco Merger”), with Merger Sub being the surviving company of the Graphic Packaging Holding/Newco Merger and the parent company of RIC Holding and Graphic Packaging Midco;

WHEREAS, Graphic Packaging Midco and RIC Holding will merge (the “Midco Merger”), with Graphic Packaging Midco being the surviving corporation of the Midco Merger and being renamed GPI Holding, Inc. (“GPI Holding”);

WHEREAS, Riverwood and Graphic Packaging will merge (the “Opco Merger” and, together with the Graphic Packaging Holding/Newco Merger and the Midco Merger, the “Mergers”), with Riverwood being the surviving corporation of the Opco Merger and being renamed Graphic Packaging International, Inc.;

WHEREAS, Holding will change its name to Graphic Packaging Corporation;

WHEREAS, the outstanding senior secured credit facilities of Riverwood and Graphic Packaging will be repaid, redeemed or repurchased in full, and certain other indebtedness of Riverwood and Graphic Packaging will be repaid, redeemed, repurchased or otherwise satisfied and discharged (the “Refinancing” and, together with the Mergers, the “Transactions”);

WHEREAS, in order to (a) finance the Transactions, (b) pay certain fees and expenses related to the Transactions and (c) finance the working capital and other business requirements of the Borrower and its subsidiaries following the consummation of the Transactions, (i) the Borrower intends to issue approximately $850,000,000 in combined aggregate principal amount of its senior unsecured notes and senior subordinated unsecured notes (of which at least $425,000,000 in aggregate principal amount of such securities shall be senior subordinated unsecured notes), each such issuance to occur in a Rule 144A private placement or a registered public offering and (ii) the Borrower has requested that the Lenders make the Loans and issue and participate in the Letters of Credit (as such terms are hereinafter defined) provided for herein; and

WHEREAS, all the obligations of the Borrower hereunder will be secured by among other things, (a) a perfected lien on and security interest in certain collateral described in the Security Documents, including without limitation, a pledge of all the issued and outstanding Capital Stock of the Borrower, Merger Sub, GPI Holding and each of the Borrower’s direct and indirect Domestic Subsidiaries and 65% of the issued and outstanding Capital Stock of each of the direct Foreign Subsidiaries of Holding and its Domestic Subsidiaries and (b) unconditional guarantees by each of the Guarantors (as such terms are hereinafter defined);

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1.                              Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the “Board”) through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in subsection 9(e).

“Accounts”:  as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Domestic Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including, without limitation, returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“ACX Liquidation Transaction”:  the liquidation and dissolution of each of ACX (UK) Limited, a company organized under the laws of England, ACX Group Limited, a company organized under the laws of Wales and a direct subsidiary of ACX (UK) Limited, and NMC Group Limited, a company organized under the laws of England and a direct subsidiary of ACX Group Limited, and transactions reasonably related to such liquidation and dissolution.

“Adjustment Date”:  each date on or after December 31, 2003 that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

“Administrative Agent”:  as defined in the Preamble hereto.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Outstanding Revolving Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding, (b) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (c) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Swing Line Loans then outstanding.

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Applicable Margin”:  (a) as applied to any given type of Tranche B Term Loans, the rate per annum set forth under the relevant column heading below:

ABR Loans	Eurodollar Loans
1.75%	2.75%

and (b) as applied to any given type of Revolving Credit Loans or Tranche A Term Loans, the rate per annum is determined as follows:  during the period from the Closing Date until the first Adjustment Date, the Applicable Margin in respect of (i) Revolving Credit Loans shall equal (A) with respect to ABR Loans, 2.00% per annum and (B) with respect to Eurodollar Loans, 3.00% per annum, and (ii) Tranche A Term Loans shall equal (A) with respect to ABR Loans, 1.75% per annum and (B) with respect to Eurodollar Loans, 2.75% per annum.  The Applicable Margins in respect of Revolving Credit Loans and Tranche A Term Loans will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Eurodollar Loans” on the applicable Pricing Grid which corresponds to the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

(1)                                  if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of Revolving Credit Loans and Tranche A Term Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2)                                  if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(3)                                  if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, (x) the Applicable Margin in respect of Revolving Credit Loans shall be 2.00% per annum, in the case of ABR Loans, and 3.00% per annum, in the case of Eurodollar Loans, and (y) the Applicable Margin in respect of Tranche A Term Loans shall be 1.75% per annum, in the case of ABR Loans, and 2.75% per annum, in the case of Eurodollar Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

In addition, at all times while an Event of Default shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in subsection 11.6(b).

“Asset Sale”:  any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a “Disposition”) by the Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock) of the Borrower or such Subsidiary to any Person (other than to the Borrower or any of its Wholly Owned Subsidiaries).

“Assignee”:  as defined in subsection 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Available Revolving Commitment”:  on any date, a percentage equal to the Available Revolving Credit Commitments on such date divided by the Revolving Credit Commitments in effect on such date.

“Available Revolving Credit Commitment”:  as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Revolving Credit Lender, (ii) an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.5(a) such amount shall be zero, and (iii) an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Available Tranche A Term Loan Commitment”:  as to any Tranche A Term Loan Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Tranche A Term Loan Commitment at such time over (b) the aggregate unpaid principal amount at such time of all Tranche A Term Loans made by such Lender; collectively, as to all Tranche A Term Loan Lenders, the “Available Tranche A Term Loan Commitments”.

“Available Tranche B Term Loan Commitment”:  as to any Tranche B Term Loan Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Tranche B Term Loan Commitment at such time over (b) the aggregate unpaid principal amount at such time of all Tranche B Term Loans made by such Lender; collectively, as to all Tranche B Term Loan Lenders, the “Available Tranche B Term Loan Commitments”.

“Average Life”:  at the date of determination thereof, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (b) the sum of all such principal payments.

“Base CD Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Board”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Borrower”:  as defined in the Preamble hereto.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.2, 2.4, 2.8 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or the Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, “Business Day” shall mean, in the case of any Eurodollar Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”:  with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 8.9 and for acquisitions permitted by subsection 8.10) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“CD&R”:  Clayton, Dubilier & Rice, Inc., a Delaware corporation, and its successors and assigns.

“C/D Assessment Rate”:  for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for such Corporation’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“C/D Reserve Percentage”:  for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

“Change in Consolidated Working Capital”:  for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change of Control”:  the occurrence of any of the following events:  (a) (i) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of Holding and (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Holding; (b) Holding shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 8.5); (c) the board of directors of Holding shall cease to consist of a majority of the Continuing Directors; or (d) a “Change of Control” as defined in either of the 2003 Senior Note Indenture or the 2003 Senior Subordinated Note Indenture under which any 2003 Senior Notes or 2003 Senior Subordinated Notes are then outstanding; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of directors.

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived, which date is August 8, 2003.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial Letter of Credit”:  as defined in subsection 3.1(a).

“Commitment”:  as to any Lender, the sum of the Tranche A Term Loan Commitment, the Tranche B Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”:  0.75% per annum during the period from the Closing Date until the first Adjustment Date.  The Commitment Fee Rate in respect of Available Revolving Credit Commitments will be adjusted on each subsequent Adjustment Date to 0.50% per annum if the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date is less than 3.5 to 1.0, provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

(a)                                  if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Commitment Fee Rate increases from that previously in effect as a result of the delivery of such financial statements, then the Commitment Fee Rate during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall be the Commitment Fee Rate as so increased;

(b)                                 if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Commitment

Fee Rate decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Commitment Fee Rate shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(c)                                  if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Commitment Fee Rate shall be 0.75% per annum (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

In addition, notwithstanding any change in the Consolidated Leverage Ratio, on any date after the first Adjustment Date that the Available Revolving Commitment is less than 50%, the Commitment Fee Rate in respect of Available Revolving Credit Commitments shall be 0.50% per annum.  Notwithstanding the foregoing, at all times while an Event of Default shall have occurred and be continuing, the Commitment Fee Rate shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including, without limitation, its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche A Term Loan Commitment, Tranche B Term Loan Commitment or Revolving Credit Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum dated June 2003 and furnished to the Lenders.

“Consolidated Current Portion Of Long Term Debt”:  at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

“Consolidated Funded Indebtedness”:  at the date of determination thereof, the sum of (a) Consolidated Long Term Debt plus (b) Consolidated Current Portion Of Long Term Debt.

“Consolidated Indebtedness/Securitization”:  at the date of determination thereof, the sum (without duplication) of (a) Consolidated Long Term Debt, plus (b) Consolidated Short Term Debt, plus (c) an amount equal to the aggregate cash proceeds received by Holding or any of its Subsidiaries from an unrelated third party (net of amounts repaid) from the financing of Accounts pursuant to any Permitted Receivables Transaction.  In determining under clauses (a) and (b) of this definition the Indebtedness of Holding and its consolidated Subsidiaries under or in respect of any Permitted Receivables Transaction or under clause (c) of this definition the amount equal to the aggregate cash proceeds received by Holding or any such Subsidiary from the financing of any Receivable or other asset, as the case may be, pursuant to any Permitted Receivables Transaction, such Indebtedness or amount shall be reduced by any escrowed or pledged cash proceeds which effectively secure such Indebtedness or the obligations of Holding or any such Subsidiary under such Permitted Receivables Transaction.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of Holding and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of Holding and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that in the event of the consummation of any Permitted Receivables Transaction, “Consolidated Interest Expense” shall be adjusted to include (without duplication) an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Permitted Receivables Transaction; provided that for purposes of calculating the Consolidated Interest Expense Ratio for any period of four fiscal quarters ending prior to the end of the fourth full fiscal quarter ended after the Closing Date, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended at the end of the fiscal quarter ended December 31, 2003, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended March 31, 2004, Consolidated Interest Expense for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ended at the end of the fiscal quarter ended June 30, 2004, Consolidated Interest Expense for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3.

“Consolidated Interest Expense Ratio”:  for any period, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Indebtedness/Securitization on such day to (b) EBITDA for the period of four full fiscal quarters ending on such date.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of Holding and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on Holding’s consolidated balance sheet.

“Consolidated Net Income”:  for any period, net income of Holding and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of Holding and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on Holding’s consolidated balance sheet.

“Consolidated Working Capital”:  at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding the Revolving Credit Loans, Consolidated Current Portion of Long Term Debt, working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a consolidated basis for Holding and its consolidated Subsidiaries.

“Continuing Directors”:  the directors of Holding on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holding is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote of one or more Permitted Holders in his or her election by the shareholders of Holding.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in subsection 9(e).

“Disposition”:  as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Documentation Agents”:  as defined in the Preamble hereto.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“EBITDA”:  for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any Management Investor that was cancelled, waived or exchanged in connection with the grant to such Management Investor of the right to receive or acquire shares of common stock of Holding, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, and (i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to Holding or any of its Subsidiaries by the entity accounted for by the equity method of accounting).  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.   For purposes of calculating the Consolidated Leverage Ratio and the Consolidated Interest Expense Ratio, EBITDA for the fiscal quarters ended March 31, 2003 and June 30, 2003 shall be deemed to be $89,400,000 and $98,800,000, respectively.

“ECF Percentage”:  50%, provided that with respect to any fiscal year of Holding ending on or after December 31, 2004, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.0 to 1.0 but greater than or equal to 3.5 to 1.0 and (b) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 3.5 to 1.0.

“Environmental Costs”:  any and all costs or expenses (including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any

Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for Dollar deposits with a term comparable to the applicable Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which JPMCB is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
100 - Eurodollar Reserve Requirements

“Eurodollar Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”:  for any period, EBITDA minus (a) any Capital Expenditures made in cash during such period (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount), minus (b) any principal payments (other than principal payments during such period pursuant to subsection 4.4(b), (c) or (e) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period, minus (c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Borrower or any of its consolidated Subsidiaries made during such period, minus (d) Consolidated Interest Expense for such period, minus (e) any taxes paid or payable in cash during such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with subsection 4.4(b) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment made in accordance with subsection 8.9(e), (g), (k) or (l), minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries in accordance with subsection 8.12 during such period in the ordinary course of its business to the extent included in EBITDA, minus (i) any earnings included in EBITDA for such period (except to the extent that any such earnings are used for any purposes described in clauses (a) through (h) above) of a Receivables Subsidiary to the extent the terms of any Permitted Receivables Transaction prohibit the distribution thereof to the Borrower or any of its other Subsidiaries, minus (j) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends, and other loans and advances, made during such period by the Borrower or any of its Subsidiaries to Holding or GPI Holding, so long as such dividends, loans and advances are expressly permitted by subsection 8.7, minus (k) to the extent not included in EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, plus (l) the Change in Consolidated Working Capital for such period.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Properties”:  the collective reference to the fee or leasehold interest in real properties owned by the Borrower or any of its Subsidiaries described in Part III of Schedule 5.8.

“Existing Credit Agreements”:  the collective reference to (a) the Credit Agreement, dated as of February 28, 2002, as amended, among Graphic Packaging, Graphic Packaging Holding, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and others and (b) the Amended and Restated Credit Agreement, dated as of August 10, 2001, as amended, among Riverwood, the lenders party thereto, JPMCB, as administrative agent, and others.

“Existing Letters of Credit”:  on any date, the letters of credit listed or described on Schedule E that are outstanding on such date.

“Existing Note Documents”:  the collective reference to the Existing Notes and the Existing Note Indentures.

“Existing Note Indentures”:  the collective reference to the following:  (a) the 2002 Senior Subordinated Note Indenture, (b) the 2003 Senior Note Indenture and (c) the 2003 Senior Subordinated Note Indenture.

“Existing Notes”:  the collective reference to the following:  (a) the 2002 Senior Subordinated Notes, (b) the 2003 Senior Notes and (c) 2003 Senior Subordinated Notes.

“Existing RIC Holding Indebtedness”:  Indebtedness of GPI Holding (as successor to RIC Holding) under the 6.75% Convertible Notes due 2003.

“Extension of Credit”:  as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”:  each of (a) the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder, (b) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder and (c) the Revolving Credit Commitments and the extensions of credit made thereunder.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Final Maturity Date”:  August 8, 2010.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Backstop Letters of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Borrower to provide credit support for Indebtedness of any Foreign Subsidiary to such Person which is permitted under subsection 8.2.

“Foreign Subsidiary”:  any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: Graphic Packaging International Holding Company, a Delaware corporation, Riverwood International Enterprises, Inc., a Delaware corporation, and any other Subsidiary of the Borrower that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

“GAAP”:  with respect to the covenants contained in subsections 8.1, 8.2 and 8.8 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Golden Equities”:  Golden Equities, Inc., a Colorado corporation and a Wholly Owned Subsidiary of the Borrower.

“Golden Properties”:  Golden Properties, Ltd., a Colorado limited partnership, the general partner of which is Golden Equities.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union.

“GPI Holding”:  as defined in the Recitals hereto.

“Graphic Packaging”:  as defined in the Recitals hereto.

“Graphic Packaging Holding”:  as defined in the Recitals hereto.

“Graphic Packaging Holding/Newco Merger”:  as defined in the Recitals hereto.

“Graphic Packaging Midco”:  as defined in the Recitals hereto.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Administrative Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”:  the collective reference to Holding, Merger Sub, GPI Holding and each  Subsidiary of the Borrower (other than any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary, and any Receivables Subsidiary), which is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Holding”:  as defined in the Recitals hereto.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and subsection 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insured Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(a) of Schedule 5.8, including without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Intellectual Property”:  as defined in subsection 5.9.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and, if such ABR Loan is a Term Loan, the date of each payment of principal thereof, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)                                  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)                                 thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  (A) in the case of the Tranche A Term Loans and the Revolving Credit Loans, any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than subsection 4.12) end on the Termination Date and (B) in the case of in the case of the Tranche B Term Loans, any Interest Period that would otherwise extend beyond the Final Maturity Date shall (for all purposes other than subsection 4.12) end on the Final Maturity Date;

(iii)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)                              the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent and with (a) any Lender or (b) any financial institution reasonably acceptable to the Administrative Agent, to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory”:  as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Domestic Subsidiaries, all such Inventory of the Borrower and such Domestic Subsidiaries (other than any Receivables Subsidiary), including, without limitation:  (a) all goods, wares and merchandise held for sale or lease (including, without limitation, all paper and paperboard products); and (b) all goods returned or repossessed by the Borrower or such Domestic Subsidiaries.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investments”:  as defined in subsection 8.9.

“Issuing Lender”:  the Administrative Agent or any affiliate thereof, in its capacity as issuer of any Letter of Credit and, with respect to any Existing Letter of Credit, the issuer thereof named on Schedule E.

“JPMCB”:  JPMorgan Chase Bank.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

“L/C Participants”:  the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lenders”:  as defined in the Preamble hereto.

“Letters of Credit”:  as defined in subsection 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”:  a Revolving Credit Loan, a Tranche A Term Loan, a Tranche B Term Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the Applications, the Guarantee and Collateral Agreement, any other Security Documents and any Lockbox Agreements, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  Holding, Merger Sub, GPI Holding, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document; individually, a “Loan Party”.

“Lockbox Agreement”:  each Lockbox Agreement, substantially in the form of Exhibit L,  with such changes or additions to such form or in such other form as shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld), among the Borrower or any of its Subsidiaries, a Lockbox Bank and the Administrative Agent as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Lockbox Bank”:  each bank party to a Lockbox Agreement as the “Lockbox Bank” thereunder and as defined therein, which shall be (a) Mellon Financial Services Corporation or an Affiliate thereof, (b) a Lender which is a bank or (c) a bank approved by the Administrative Agent (which approval will not be unreasonably withheld).  Each Lockbox Bank as of the Closing Date is listed on Schedule D and has been approved by the Administrative Agent.

“Machinery Financing Indebtedness”:  Indebtedness of the Borrower or any Subsidiary thereof incurred to finance or refinance packaging machinery, in an aggregate amount not to exceed the then aggregate book value of the packaging machinery that is thereby financed or refinanced (or, if greater, to the extent that any such machinery shall be appraised by an independent appraiser, the appraised value of such machinery).

“Management Investors”:  the collective reference to the officers, directors, employees and other members of the management of Holding, GPI Holding, the Borrower or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Holding.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holding and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holding or options, warrants, units or other rights in respect of common stock of Holding, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Manville”:  Johns Manville Corporation, a Delaware corporation.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Holding and its Subsidiaries, taken as a whole, or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents taken as a whole.

“Materials of Environmental Concern”:  any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger Agreement”:  as defined in the Recitals hereto.

“Mergers”:  as defined in the Recitals hereto.

“Merger Sub”:  as defined in the Recitals hereto.

“Midco Merger”:  as defined in the Recitals hereto.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgaged Fee Properties”:  the collective reference to the real properties owned in fee by the Loan Parties described on Part I(b) of Schedule 5.8, including, without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgaged Leased Properties”:  the collective reference to the real properties leased by the Loan Parties described on Part II of Schedule 5.8, including, without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned or leased by any such Loan Party.

“Mortgaged Properties”:  the collective reference to each of the Insured Fee Properties, the Mortgaged Fee Properties and the Mortgaged Leased Properties.

“Mortgages”:  each of the mortgages and deeds of trust, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  with respect to any Asset Sale (including, without limitation, any Sale and Leaseback Transaction), any Recovery Event, the issuance of any debt securities or any borrowings by Holding or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), or any Permitted Receivables Transaction, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, sale, issuance, borrowing or Permitted Receivables Transaction, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, sale, issuance, borrowing or Permitted Receivables Transaction, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by Holding or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by Holding or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by Holding or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event (including, without limitation, in connection with any Asset Sale in respect of packaging machines appropriate amounts, if any, required to be prepaid under any Machinery Financing Indebtedness), (d) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties and (e) in the case of any Permitted Receivables Transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable Receivables Subsidiary for, the Indebtedness of Holding and its Subsidiaries in respect of, or the obligations of Holding and its Subsidiaries under, such Permitted Receivables Transaction.

“1996 Senior Subordinated Notes”:  the 10-7/8% Senior Subordinated Notes due 2008 in an aggregate principal amount of $400,000,000 issued by Riverwood.

“1997 Senior Notes”:  the 10-5/8% Senior Notes due 2007 in an aggregate principal amount of $250,000,000 issued by Riverwood.

“No More Favorable Terms and Conditions”:  with respect to any Indebtedness with reference to other specified Indebtedness, (a) such Indebtedness has a maturity date no earlier than the reference Indebtedness, (b) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the reference Indebtedness as of such date, (c) such Indebtedness is subordinated to the Loans to the same or greater extent as the reference Indebtedness and (d) such Indebtedness contains covenants, events of default, remedies, acceleration rights, amortization schedules and other material terms that (i) are no more favorable to the holders of such Indebtedness than the similar terms of the reference Indebtedness and (ii) are no less favorable to the Lenders under the Loan Documents as of the date that such Indebtedness is incurred.

“Non-Excluded Taxes”:  as defined in subsection 4.11.

“Notes”:  the collective reference to the Revolving Credit Notes, the Tranche A Term Notes, the Tranche B Term Notes and the Swing Line Note.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than any Receivables Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Opco Merger”:  as defined in the Recitals hereto.

“Other Representatives”:  each of J.P. Morgan Securities Inc., in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, Deutsche Bank Securities Inc., in its respective capacities as joint bookrunner and joint lead arranger and as Syndication Agent, Goldman Sachs Credit Partners L.P., in its capacity as a Documentation Agent, Morgan Stanley Senior Funding, Inc., in its capacity as a Documentation Agent, and the Issuing Lender, in its capacity as such.

“Participants”:  as defined in subsection 11.6(c).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition Amount”:  with respect to any incurrence of Indebtedness permitted by subsection 8.2(d), that portion of the Net Cash Proceeds thereof as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent no later than the date of incurrence of such Indebtedness, be applied to pay the cash consideration for an acquisition expressly permitted by subsection 8.10(b) within 90 days of the receipt of such Net Cash Proceeds, provided that any Net Cash Proceeds not so applied by the date that is 90 days after the receipt of such Net Cash Proceeds shall be utilized on such date to prepay the Loans pursuant to subsection 4.4(b).

“Permitted Hedging Arrangement”:  as defined in subsection 8.19.

“Permitted Holders”:  the Persons listed on Schedule B and their Affiliates and any Management Investor.

“Permitted Receivables Transaction”:  any transaction or series of related transactions providing for the financing of any Receivables; provided that any such transaction shall be consummated (a) on terms that include terms substantially as described on Schedule C or as the Required Lenders may otherwise consent, such consent not to be unreasonably withheld, and (b) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof (such approval not to be unreasonably withheld).

“Permitted Receivables Transaction Prepayment Amount”:  with respect to the initial transfer of Receivables pursuant to any Permitted Receivables Transaction, an amount equal to 100% of the Net Cash Proceeds thereof.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Date”:  as defined in subsection 4.4(j).

“Prepayment Option Notice”:  as defined in subsection 4.4(j).

“Pricing Grid”:  (a) with respect to Revolving Credit Loans:

Consolidated Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
Greater than 4.50 to 1.00	2.00%	3.00%
Greater than 4.00, but less than or equal to 4.50 to 1.00	1.75%	2.75%
Less than or equal to 4.00	1.50%	2.50%

and (b) with respect to Tranche A Term Loans:

Consolidated Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurodollar Loans
Greater than 4.50 to 1.00	1.75%	2.75%
Greater than 4.00, but less than or equal to 4.50 to 1.00	1.50%	2.50%
Less than or equal to 4.00	1.25%	2.25%

Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grids shall be made in a manner consistent with the determination thereof pursuant to subsection 7.1.

“Prime Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Pro Forma Date”:  as defined in subsection 5.1(c).

“Pro Forma Financial Statements”:  as defined in subsection 5.1(c).

“Receivables”:  all Accounts and accounts receivable of the Borrower or any of its Domestic Subsidiaries (other than any Receivables Subsidiaries), including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”:  any special purpose, bankruptcy-remote Subsidiary of the Borrower that purchases, on a revolving basis, Receivables generated by the Borrower or any of its Subsidiaries.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $500,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of such casualty or condemnation.

“Refinancing”:  as defined in the Recitals hereto.

“Refunded Swing Line Loans”:  as defined in subsection 2.4(c).

“Register”:  as defined in subsection 11.6(b).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the Borrower to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

“Reinvested Amount”:  with respect to any Asset Sale permitted by subsection 8.6(i) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event), $75,000,000 minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.17 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that (a) if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately (i) deposited in a cash collateral account established at JPMCB to be held as collateral in favor of the Administrative Agent for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent or (ii) used to make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a); provided that, notwithstanding anything in this Agreement to the contrary, the Borrower may not request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the Administrative Agent and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(b).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or ..20 of PBGC Reg. § 2615 or any successor regulation thereto.

“Required Collateral Release Lenders”:  at any time, Lenders the Total Credit Percentages of which aggregate at least 80%.

“Required Lenders”:  at any time, Lenders the Total Credit Percentages of which aggregate greater than 50%.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Revolving Credit Commitment”:  as to any Revolving Credit Lender, its obligation to make Revolving Credit Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Revolving Credit Lender’s name in Schedule A under the heading “Revolving Credit Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Revolving Credit Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Revolving Credit Lenders, the “Revolving Credit Commitments”.  The original amount of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders is $325,000,000.

“Revolving Credit Commitment Percentage”:  as to any Revolving Credit Lender, the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Revolving Credit Loans plus (ii) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Credit Loans of all the

Revolving Credit Lenders then outstanding plus (ii) the aggregate L/C Obligations and Swing Line Loans then outstanding).

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Lender”:  any Lender having a Revolving Credit Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loans”:  as defined in subsection 2.1(a).

“Revolving Credit Note”:  as defined in subsection 2.1(c).

“RIC Holding”:  as defined in the Recitals hereto.

“Riverwood”:  as defined in the Recitals hereto.

“Sale and Leaseback Transaction”:  as defined in subsection 8.12.

“S&P”:  as defined in the definition of the term “Cash Equivalents” in this subsection 1.1.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Mortgages, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation, any security documents executed and delivered or caused to be delivered to the Administrative Agent pursuant to subsection 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Set”:  the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such

Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Subsidiary”:  as to any Person, a corporation, partnership or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.  Notwithstanding the foregoing, for all purposes of this Agreement (other than (i) the delivery of financial information as set forth in subsection 7.1 and (ii) the calculation of the financial covenants set forth in subsection 8.1 and the related definitions), Golden Properties shall not be included in the definition of “Subsidiary”.

“Surplus Payment Amount”:  as defined in subsection 4.4(j).

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Lender”:  JPMCB, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Swing Line Loans”:  as defined in subsection 2.4(a).

“Swing Line Note”:  as defined in subsection 2.4(b).

“Syndication Agent”:  as defined in the Preamble hereto.

“Synthetic Purchase Agreement”:  any agreement pursuant to which the Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than Holding or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than Holding or any of its Subsidiaries of any Capital Stock of Holding or any Existing Notes referred to in subsection 8.14; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include (a) any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of Holding, GPI Holding, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates), or (b) any agreement evidencing or relating to (i) one or more

Guarantee Obligations in connection with Indebtedness incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of Holding, or any refinancing, refunding, extension or renewal thereof, or (ii) one or more loans or advances to one or more Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holding (including in each case under this clause (b), without limitation, any agreement evidencing any right or option to acquire any such stock in connection with payment under any such Guarantee Obligation or in partial or full satisfaction of any such loan or advance).

“Tax Matters Agreement”:  the Tax Matters Agreement dated as of October 25, 1995 among GPI Holding (as successor to RIC Holding) and Manville, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Tax Sharing Agreement”:  the Tax Sharing Agreement among Holding, GPI Holding and the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.14(e).

“Term Loan”:  a Tranche A Term Loan or a Tranche B Term Loan, as the context shall require; collectively, the “Term Loans”.

“Term Loan Commitment”:  a Tranche A Term Loan Commitment or a Tranche B Term Loan Commitment, as the context shall require; collectively, the “Term Loan Commitments”.

“Term Loan Commitment Termination Date”:  as defined in subsection 2.5(a).

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.

“Term Note”:  a Tranche A Term Note or a Tranche B Term Note, as the context shall require; collectively, the “Term Notes”.

“Termination Date”:  August 8, 2009.

“Three Month Secondary CD Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Total Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments (or, in the case of the termination or expiration of the Revolving Credit Commitments, the Aggregate Outstanding Revolving Credit of the Lenders), aggregate outstanding Tranche A Term Loans and Tranche B Term Loans of the Lenders, and aggregate unused Term Loan Commitments of the Lenders, then constituted by such Lender’s Revolving Credit Commitment (or, in the case of the termination or expiration of the Revolving Credit Commitments, such Lender’s Aggregate Outstanding Revolving Credit), outstanding Tranche A Term Loans and Tranche B Term Loans and unused Term Loan Commitments.

“Tranche A Term Loan”:  as defined in subsection 2.5(a).

“Tranche A Term Loan Commitment”:  as to any Tranche A Term Loan Lender, its obligation to make Tranche A Term Loans to the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Tranche A Term Loan Lender’s name in Schedule A under the heading “Tranche A Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche A Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche A Term Loan Lenders, the “Tranche A Term Loan Commitments”.  The original aggregate amount of the Tranche A Term Loan Commitments on the Closing Date is $150,000,000.  After the Closing Date, the aggregate amount of Tranche A Term Loan Commitments may not exceed $150,000,000.

“Tranche A Term Loan Lender”:  any Lender having a Tranche A Term Loan Commitment hereunder and/or a Tranche A Term Loan outstanding hereunder.

“Tranche A Term Loan Percentage”:  as to any Tranche A Term Loan Lender at any time, the percentage which (a) the sum of (i) such Lender’s Tranche A Term Loans then outstanding and (ii) such Lender’s unused Tranche A Term Loan Commitment then outstanding constitutes of (b) the sum of (i) the aggregate Tranche A Term Loans of all the Tranche A Term Loan Lenders then outstanding and (ii) the aggregate unused Tranche A Term Loan Commitments then outstanding (or, if the Tranche A Term Loan Commitments have terminated or expired, the percentage which such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate Tranche A Term Loans then outstanding).

“Tranche A Term Note”:  as defined in subsection 2.6(a).

“Tranche B Prepayment Amount”:  as defined in subsection 4.4(j).

“Tranche B Term Loan”:  as defined in subsection 2.5(a).

“Tranche B Term Loan Commitment”:  as to any Tranche B Term Loan Lender, its obligation to make Tranche B Term Loans to the Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Tranche B Term Loan Lender’s name in Schedule A under the heading “Tranche B Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche B Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche B Term Loan Lenders, the “Tranche B Term Loan Commitments”.  The original aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $1,125,000,000.  After the Closing Date, the aggregate amount of Tranche B Term Loan Commitments may not exceed $150,000,000.

“Tranche B Term Loan Lender”:  any Lender having a Tranche B Term Loan Commitment hereunder and/or a Tranche B Term Loan outstanding hereunder.

“Tranche B Term Loan Percentage”:  as to any Tranche B Term Loan Lender at any time, the percentage which (a) the sum of (i) such Lender’s Tranche B Term Loans then outstanding and (ii) such Lender’s unused Tranche B Term Loan Commitment then outstanding constitutes of (b) the sum of (i) the aggregate Tranche B Term Loans of all the Tranche B Term Loan Lenders then outstanding and (ii) the aggregate unused Tranche B Term Loan Commitments then outstanding (or, if the Tranche B Term Loan Commitments have terminated or expired, the percentage which such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate Tranche B Term Loans then outstanding).

“Tranche B Term Note”:  as defined in subsection 2.7(a).

“Transaction Documents”:  the collective reference to the Merger Agreement, the 2003 Senior Note Documents and the 2003 Senior Subordinated Note Documents.

“Transactions”:  as defined in the Recitals hereto.

“Transferee”:  any Participant or Assignee.

“2001 Senior Notes”:  the 10-5/8% Senior Notes due 2007 in an aggregate principal amount of $250,000,000 issued by Riverwood.

“2002 Senior Subordinated Note Documents”:  the collective reference to the 2002 Senior Subordinated Notes and the 2002 Senior Subordinated Note Indenture; individually, a “2002 Senior Subordinated Note Document”.

“2002 Senior Subordinated Note Indenture”:  the indenture dated as of February 28, 2002 among Graphic Packaging, each of the guarantors named therein and Wells Fargo Bank Minnesota, National Association, as trustee, as amended through the date hereof and as the same may be further amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“2002 Senior Subordinated Notes”:  the 8-5/8% Senior Subordinated Notes due 2012 in an aggregate principal amount of $300,000,000 originally issued by Graphic Packaging (the obligations of which are being assumed by the Borrower after the Opco Merger), as the same may be or have been exchanged for substantially similar unsecured senior subordinated notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“2003 Senior Note Documents”:  the collective reference to the 2003 Senior Notes and the 2003 Senior Note Indenture; individually, a “2003 Senior Note Document”.

“2003 Senior Note Indenture”:  the indenture dated as of August 8, 2003 between the Borrower and Wells Fargo Bank Minnesota, National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“2003 Senior Notes”:  the 8.50% Senior Notes due 2011 in an aggregate principal amount of $425,000,000 issued by the Borrower, as the same may be exchanged for substantially similar unsecured senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“2003 Senior Subordinated Note Documents”:  the collective reference to the 2003 Senior Subordinated Notes and the 2003 Senior Subordinated Note Indenture; individually, a “2003 Senior Subordinated Note Document”.

“2003 Senior Subordinated Note Indenture”:  the indenture dated as of August 8, 2003 between the Borrower and Wells Fargo Bank Minnesota, National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“2003 Senior Subordinated Notes”:  the 9.50% Senior Subordinated Notes due 2013 in an aggregate principal amount of $425,000,000 issued by the Borrower, as the same may be exchanged for substantially similar unsecured senior subordinated notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.14 to the extent applicable.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Underlying Lease”:  with respect to any Mortgaged Leased Property, the lease agreement under which an interest in such leased property is held, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2.                              Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)                                 As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holding and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1.                              Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender’s Revolving Credit Commitment then in effect.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)                                 The Revolving Credit Loans shall be made in Dollars and may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

(c)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to the order of such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to the Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

2.2.                              Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time, at least (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans made in Dollars or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of

Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor.  Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments are (A) less than $2,000,000, $1,000,000 or a whole multiple thereof or (B) less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from a Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Revolving Credit Lender and the Borrower reasonably in advance of the Borrowing Date with respect thereto on the Borrowing Date requested by the Borrower in Dollars and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

2.3.                              Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans then outstanding, when added to the sum of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, would exceed the Revolving Credit Commitments then in effect.  Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

2.4.                              Swing Line Commitments.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $20,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Credit Loans and L/C Obligations exceed the Revolving Credit Commitments then in effect.  Amounts borrowed by the Borrower under this subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swing Line Loans shall be made as ABR Loans and shall not be entitled to be converted into Eurodollar Loans.  The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or whole multiples of $50,000 in excess thereof.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender by crediting the account of the Borrower at such office with such proceeds in Dollars.

(b)                                 The Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans the Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-4, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the order of the Swing Line Lender and representing the obligation of the Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to the Borrower, with interest thereon as prescribed in subsection 4.1.  The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c)                                  The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request each Revolving Credit Lender, including the Swing Line Lender, to make a Revolving Credit Loan as an ABR Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the principal amount of all of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of the Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(d).  Unless the Revolving Credit Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each Revolving Credit Lender will make the proceeds of its Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(d)                                 If the Revolving Credit Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Revolving Credit Lender shall, at the option of the Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an ABR Loan (which Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Swing Line Loans.  Each Revolving Credit Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments.  In the event that the Revolving Credit Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Revolving Credit Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)                                  Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Revolving Credit Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)                                    Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender; (v) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5.                              Term Loans.  (a)  Subject to the terms and conditions hereof, each Term Loan Lender severally agrees (i) to make, in up to two separate draws, one or more term loans (each, a “Tranche A Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche A Term Loan Commitment”, provided that the first such draw shall be made on the Closing Date and the second such draw shall be made on a date not later than 60 days after the Closing Date

(the “Term Loan Commitment Termination Date”) and shall be in a principal amount not to exceed the lesser of (A) the Available Tranche A Term Loan Commitments and (B) $150,000,000, and (ii) to make, in up to two separate draws, one or more term loans (each, a “Tranche B Term Loan”) to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche B Term Loan Commitment”, provided that the first such draw shall be made on the Closing Date and the second such draw shall be made on a date not later than the Term Loan Commitment Termination Date and shall be in a principal amount not to exceed the lesser of (A) the Available Tranche B Term Loan Commitments and (B) $150,000,000.  The Term Loans may from time to time be (x) Eurodollar Loans in Dollars, (y) ABR Loans or (z) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.8 and 4.2.  The portion of each Term Loan Lender’s Term Loan Commitment which is not utilized by the Term Loan Commitment Termination Date shall be automatically and permanently cancelled.

(b)                                 The Borrower shall have the right, after the Closing Date, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments or, from time to time, to reduce the amount of such Commitments then in effect.  Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Tranche A Term Loan Commitments or Tranche B Term Loan Commitments, as applicable, then in effect.

2.6.                              Tranche A Term Notes.  (a)  The Borrower agrees that, upon the request to the Administrative Agent by any Tranche A Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Tranche A Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-2 (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Tranche A Term Note”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche A Term Loan Lender and in a principal amount equal to the lesser of (i) the amount set forth opposite such Tranche A Term Loan Lender’s name on Schedule A under the heading “Tranche A Term Loan Commitment” and (ii) the unpaid principal amount of the Tranche A Term Loans made by such Tranche A Term Loan Lender to the Borrower.  Each Tranche A Term Note shall (x) be dated the Closing Date, (y) be payable as provided in subsection 2.6(b) and (z) provide for the payment of interest in accordance with subsection 4.1.

(b)                                 The aggregate Tranche A Term Loans of all the Tranche A Term Loan Lenders shall be payable in consecutive semi-annual installments (subject to reduction as provided in subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of the Tranche A Term Loans then outstanding):

Date	Amount

December 31, 2003	$3,750,000
June 30, 2004	$3,750,000
December 31, 2004	$7,500,000
June 30, 2005	$7,500,000
December 31, 2005	$11,250,000
June 30, 2006	$11,250,000
December 31, 2006	$15,000,000
June 30, 2007	$15,000,000
December 31, 2007	$18,750,000
June 30, 2008	$18,750,000
December 31, 2008	$18,750,000
Termination Date	$18,750,000

In the event that on the Term Loan Commitment Termination Date, after giving effect to any Tranche A Term Loans to be made on such date, the aggregate principal amount of the Tranche A Term Loans then outstanding is less than an amount (the “Adjusted Tranche A Installment Amount”) equal to (x) $150,000,000 minus (y) the aggregate amount by which the semi-annual installments of the Tranche A Term Loans shall have been previously reduced by reason of the prepayments of the Tranche A Term Loans pursuant to subsection 4.4 on or prior to the Term Loan Commitment Termination Date, the semi-annual installments of the Tranche A Term Loans shall be reduced pro rata, in an aggregate amount equal to the difference between the Adjusted Tranche A Installment Amount and such outstanding aggregate principal amount.  Amounts repaid in respect of Tranche A Term Loans may not be reborrowed.

2.7.                              Tranche B Term Notes.  (a)  The Borrower agrees that, upon the request to the Administrative Agent by any Tranche B Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Tranche B Term Loan the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-3 (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Tranche B Term Note”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Tranche B Term Loan Lender and in a principal amount equal to the lesser of (i) the amount set forth opposite such Tranche B Term Loan Lender’s name on Schedule A under the heading “Tranche B Term Loan Commitment” and (ii) the unpaid principal amount of the Tranche B Term Loans made by such Tranche B Term Loan Lender to the Borrower.  Each Tranche B Term Note shall (x) be dated the Closing Date, (y) be payable as provided in subsection 2.7(b) and (z) provide for the payment of interest in accordance with subsection 4.1.

(b)                                 The aggregate Tranche B Term Loans of all the Tranche B Term Loan Lenders shall be payable in consecutive semi-annual installments (subject to reduction as provided in subsection 4.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of the Tranche B Term Loans then outstanding):

Date	Amount

December 31, 2003	$5,625,000
June 30, 2004	$5,625,000
December 31, 2004	$5,625,000
June 30, 2005	$5,625,000
December 31, 2005	$5,625,000
June 30, 2006	$5,625,000
December 31, 2006	$5,625,000
June 30, 2007	$5,625,000
December 31, 2007	$5,625,000
June 30, 2008	$5,625,000
December 31, 2008	$5,625,000
June 30, 2009	$5,625,000
December 31, 2009	$5,625,000
Final Maturity Date	$1,051,875,000

In the event that on the Term Loan Commitment Termination Date, after giving effect to any Tranche B Term Loans to be made on such date, the aggregate principal amount of the Tranche B Term Loans then outstanding is less than an amount (the “Adjusted Tranche B Installment Amount”) equal to (x) $1,125,000,000 minus (y) the aggregate amount by which the semi-annual installments of the Tranche B Term Loans shall have been previously reduced by reason of the prepayments of the Tranche B Term Loans pursuant to subsection 4.4 on or prior to the Term Loan Commitment Termination Date, the semi-annual installments of the Tranche B Term Loans shall be reduced pro rata, in an aggregate amount equal to the difference between the Adjusted Tranche B Installment Amount and such outstanding aggregate principal amount.  Amounts repaid in respect of Tranche B Term Loans may not be reborrowed.

2.8.                              Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time), at least (a) three Business Days prior to the Closing Date (or, in the case of any second draw under the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments subsequent to the Closing Date, the requested Borrowing Date), if all or any part of the Term Loans are to be initially Eurodollar Loans or (b) one Business Day prior to the Closing Date (or, in the case of any second draw under the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments subsequent to the Closing Date, the requested Borrowing Date), in all other cases requesting that the Term Loan Lenders make the Term Loans on the Closing Date (or, in the case of any second draw under the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments subsequent to the Closing Date, the requested Borrowing Date) and specifying (i) the amount to be borrowed, (ii) whether the Term Loans are to be initially Eurodollar Loans, ABR Loans or a combination thereof, (iii) if the Term Loans are to be entirely or partly Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor and (iv) in the case of any second draw under the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments subsequent to the Closing Date, the requested Borrowing Date.  The Tranche B Term Loans made on the Closing Date shall initially be ABR Loans or Eurodollar Loans having a one-month Interest Period and, unless otherwise agreed to by the Administrative Agent in its reasonable discretion, prior to the date that is 30 days after the Closing Date, no Tranche B Term Loan may be converted into or continued as a Eurodollar Loan having an interest period in excess of one month.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Each Term Loan Lender will make the amount of its pro rata share of the Term Loans available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 10:00 A.M., New York City time, on the Closing Date (or, in the case of any second draw under the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments subsequent to the Closing Date, 12:30 P.M., New York City time, on the requested Borrowing Date) in Dollars and in funds immediately available to the Administrative Agent.  The Administrative Agent shall on such date credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

2.9.                              Repayment of Loans.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of:  (i) each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to the Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to the Borrower, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9); (iii) each Tranche A Term Loan Lender, the amounts specified in subsection 2.6(b) (or, if less in any case, the aggregate amount of the Tranche A Term Loans made to the Borrower then outstanding), on the dates set forth in subsection 2.6(b) (or such earlier date on which the Tranche A Term Loans become due and payable pursuant to Section 9); and (iv) each Tranche B Term Loan Lender, the amounts specified in subsection 2.7(b) (or, if less in any case, the aggregate amount of the Tranche B Term Loans made to the Borrower then outstanding), on the dates set forth in subsection 2.7(b) (or such earlier date on which the Tranche B Term Loans become due and payable pursuant to Section 9).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)                                 Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.9(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3.  LETTERS OF CREDIT

3.1.                              L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement the Existing Letters of Credit and issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i)  the L/C Obligations in respect of Letters of Credit would exceed $75,000,000 or (ii) the Aggregate Outstanding Revolving Credit of all the Revolving Credit Lenders would exceed the Revolving Credit Commitments of all the Revolving Credit Lenders then in effect.  Each Letter of Credit shall (i) be denominated in Dollars and shall be either (A) a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), (ii) expire no later than five days prior to the Termination Date and (iii) unless otherwise agreed by the Administrative Agent, expire no later than 365 days after its date of issuance in the case of Standby Letters of Credit, and 180 days after its date of issuance in the case of Commercial Letters of Credit.

(b)                                 Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)                                  The Issuing Lender shall not at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.                              Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, at its address for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3.                              Fees, Commissions and Other Charges.  (a)  The Borrower shall pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans that are Revolving Credit Loans calculated on the basis of a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.  Such commission shall be payable to the Administrative Agent for the account of the Revolving Credit Lenders to be shared ratably among them in accordance with their respective Revolving Credit Commitment Percentages.  The Borrower shall also pay to the Administrative Agent, for the account of the relevant Issuing Lender, a fee equal to 1/4 of 1% per annum of the aggregate amount available to be drawn under such Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Termination Date or such other date as the Revolving Credit Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars.

(b)                                 In addition to the foregoing commissions and fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)                                  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4.                              L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.

(b)                                 If any amount required to be paid by any L/C Participant to the Issuing Lender on demand by the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c)                                  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5.                              Reimbursement Obligation of the Borrower.  (a)  The Borrower agrees to reimburse the Issuing Lender, upon receipt by the Borrower of notice from the Issuing Lender of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender, at its address for notices specified herein in Dollars and in immediately available funds, on the date on which the Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.

(b)                                 Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6.                              Obligations Absolute.  (a)  Each of the Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

(b)                                 The Borrower also agrees with the Issuing Lender that the Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

(c)                                  Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)                                 The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower.

3.7.                              Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in respect of any Letter of

Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Borrower may have as a result of any such gross negligence or willful misconduct.

3.8.                              Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO

LOANS AND LETTERS OF CREDIT

4.1.                              Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b)                                 Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c)                                  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans that are Revolving Credit Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e)                                  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2.                              Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert outstanding Tranche A Term Loans, Tranche B Term Loans and Revolving

Credit Loans from Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert outstanding Tranche A Term Loans, Tranche B Term Loans and Revolving Credit Loans from ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to either the Termination Date (in the case of conversions of Revolving Credit Loans or Tranche A Term Loans) or the Final Maturity Date (in the case of Tranche B Term Loans).

(b)                                 Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurodollar Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date (in the case of continuations of Revolving Credit Loans or Tranche A Term Loans) or the Final Maturity Date (in the case of Tranche B Term Loans), and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3.                              Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans outstanding comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and there shall not be more than 20 Sets at any one time outstanding.

4.4.                              Optional and Mandatory Prepayments.  (a)  The Borrower may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurodollar Loans and Reimbursement Obligations), at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans other than Swing Line Loans) or same-day irrevocable notice by the Borrower to the Administrative Agent (in the case of Swing Line Loans), specifying, in the case of any prepayment of Loans, the date and amount of prepayment and whether the prepayment is (i) of Tranche A Term Loans, Tranche B Term Loans, Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurodollar Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and, in the case of prepayments of the Tranche A Term Loans and Tranche B Term Loans only, accrued interest to such date on the amount prepaid.  Partial prepayments of (i) the Tranche A Term Loans and Tranche B Term Loans pursuant to this subsection (x) shall be made pro rata between the Tranche A Term Loans and the Tranche B Term Loans according to the respective outstanding principal amounts thereof and (y) shall be applied pro rata to the respective installments of principal thereof, provided that notwithstanding clauses (x) and (y) above, any such partial prepayment may, at the option of the Borrower, be first allocated to the Tranche A Term Loans and the Tranche B Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then applied, at the option of the Borrower, against any of such installments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, and, thereafter, the remainder of such partial prepayment shall be allocated and applied as provided in clauses (x) and (y) above, and (ii) the Revolving Credit Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent.  Partial prepayments pursuant to this subsection 4.4(a) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)                                 If on or after the Closing Date (i) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2, except as otherwise specified in subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Borrower or any of its Subsidiaries shall make an Asset Sale pursuant to subsection 8.6(i), (iii) a Recovery Event occurs or (iv) the Borrower or any of its Subsidiaries shall enter into a Sale and Leaseback Transaction, then, in each case, the Borrower shall prepay, in accordance with subsection 4.4(f), the Loans and cash collateralize the L/C Obligations in an amount equal to (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof minus any Permitted Acquisition Amount, (y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus (1) any Reinvested Amounts and (2) amounts, if any, required to be used to prepay Existing RIC Holding Indebtedness (and not permitted by the agreements governing the Existing RIC Holding Indebtedness to be used to prepay Indebtedness under this Agreement and the other Loan Documents) in accordance with the terms thereof as in effect on the Closing Date, and (z) in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds thereof, in each case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash Proceeds (except as provided in subsection 4.4(j) and except that, in the case of clause (x), if any such Net Cash Proceeds are eligible to be used to pay the cash consideration for an acquisition permitted by subsection 8.10(b) in accordance with the definition of the term “Permitted Acquisition Amount” in subsection 1.1 and the Borrower has not elected to so apply such proceeds, such prepayment to be made on the earlier of (1) the date occurring 90 days after the receipt of such Net Cash Proceeds and (2) the date on which the Borrower shall have determined not to acquire any business, assets or Capital Stock in an acquisition permitted by subsection 8.10(b) with all or any portion of such Net Cash Proceeds and except that, in the case of clause (y), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in subsection 1.1 and the Borrower has not elected to reinvest such proceeds, such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition).  Nothing in this paragraph (b) shall limit the rights of the Administrative Agent and the Lenders set forth in Section 9.

(c)                                  Commencing March 31, 2005, and on each March 31 thereafter, the Borrower shall apply toward the prepayment, in accordance with subsection 4.4(f), of the Loans and the cash collateralization of the L/C Obligations the ECF Percentage of Holding’s Excess Cash Flow for the fiscal year ending on the immediately preceding December 31.

(d)                                 The Borrower shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

(e)                                  If the Borrower or any of its Subsidiaries enters into any Permitted Receivables Transaction, on the next Business Day the Borrower shall prepay, in accordance with subsection 4.4(f), the Loans and cash collateralize the L/C Obligations in an aggregate amount equal to the Permitted Receivables Transaction Prepayment Amount in respect of such Permitted Receivables Transaction.

(f)                                    Prepayments pursuant to subsections 4.4(b), 4.4(c) and 4.4(e) shall be applied, first, to prepay Term Loans then outstanding pro rata according to the respective outstanding principal amounts thereof, second, to prepay Swing Line Loans then outstanding, third, to prepay Revolving Credit Loans then outstanding, fourth, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent.  Prepayments of Term Loans pursuant to subsections 4.4(b), 4.4.(c) and 4.4(e) shall be applied (i) pro rata (based on outstanding principal amount) to the Tranche A Term Loans and the Tranche B Term Loans and (ii) pro rata to the respective installments of principal thereof, provided that notwithstanding clauses (i) and (ii) above, any such payment may, at the option of the Borrower, be first allocated to the Tranche A Term Loans and the Tranche B Term Loans pro rata based upon the aggregate amount of the installments thereof due in the next twelve months and then applied, at the option of the Borrower, against any of such installments of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, and, thereafter, the remainder of such prepayment shall be allocated and applied as provided in clauses (i) and (ii) above.

(g)                                 Amounts prepaid on account of Term Loans pursuant to subsection 4.4(a), 4.4(b), 4.4(c) or 4.4(e) may not be reborrowed.

(h)                                 The Revolving Credit Commitments shall be permanently reduced by the amount of all prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsections 4.4(b), 4.4(c) or 4.4(e).

(i)                                     Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(b), 4.4(c), 4.4(e) or 4.4(j) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 4.12 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, the Borrower may not request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurodollar Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurodollar Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

(j)                                     Notwithstanding anything to the contrary in subsection 4.4(b), 4.4(c), 4.4(e), 4.4(f) or 4.8, with respect to the amount of any optional prepayment or mandatory prepayment described in subsection 4.4 that is allocated to Tranche B Term Loans (such amount, the “Tranche B Prepayment Amount”), at any time when Tranche A Term Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans, as provided in subsection 4.4(b), 4.4(c), 4.4(e) or 4.4(f) above, on the date specified in this subsection 4.4 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) thereof and the Administrative Agent shall prepare and provide to each Tranche B Lender a notice (each, a “Prepayment Option Notice”) as described below.  As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit K, and shall include an offer by the Borrower to prepay on the date

(each a “Prepayment Date”) that is five Business Days after the date of the Prepayment Option Notice, the Tranche B Term Loans of such Lender by an amount equal to the portion of the Tranche B Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Tranche B Term Loans.  On the Prepayment Date the Borrower shall prepay the Tranche B Prepayment Amount, and (i) the aggregate amount thereof necessary to prepay that portion of the outstanding relevant Tranche B Term Loans in respect of which such Tranche B Term Loan Lenders have accepted prepayment as described above shall be applied to the prepayment of the Tranche B Term Loans, and (ii) the aggregate amount (if any) equal to the portion of the Tranche B Prepayment Amount not accepted by the relevant Tranche B Term Loan Lenders (the “Surplus Prepayment Amount”) shall be applied to the prepayment of the Tranche A Term Loans (with any such prepayment to be applied, at the option of the Borrower, first to any of the installments of the Tranche A Term Loans due in the next twelve months); provided that (x) no Tranche B Term Loan Lender shall have the right to decline such payment if, after giving effect to the otherwise required prepayment(s), no Tranche A Term Loans shall remain outstanding and (y) if the Surplus Prepayment Amount exceeds the aggregate amount of the Tranche A Term Loans then outstanding, such excess shall be applied to prepay any then outstanding Tranche B Term Loans as set forth in the last sentence of subsection 4.4(f) notwithstanding that any Tranche B Term Loan Lender has accepted or declined such prepayment, and otherwise in accordance with subsection 4.4(f).

4.5.                              Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a)  The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on September 30, 2003.

(b)                                 The Borrower agrees to pay to the Administrative Agent, for the account of each Tranche A Term Loan Lender, a commitment fee for the period from and including the Closing Date to the Term Loan Commitment Termination Date, computed at the rate of 0.75% per annum on the average daily amount of the Available Tranche A Term Loan Commitment of such Lender, payable in arrears on the date of the second draw thereunder or such earlier date as the Tranche A Term Loan Commitment shall terminate as provided herein.

(c)                                  The Borrower agrees to pay to the Administrative Agent, for the account of each Tranche B Term Loan Lender, a commitment fee for the period from and including the Closing Date to the Term Loan Commitment Termination Date, computed at the rate of 0.75% per annum on the average daily amount of the Available Tranche B Term Loan Commitment of such Lender, payable in arrears on the date of the second draw thereunder or such earlier date as the Tranche B Term Loan Commitment shall terminate as provided herein.

(d)                                 The Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by the

Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6.                              Computation of Interest and Fees.  (a)  Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Eurodollar Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1.

4.7.                              Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate with respect to any Eurodollar Loan (the “Affected Eurodollar Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurodollar Loans the rate of interest applicable to which is based on the Affected Eurodollar Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans and (b) any outstanding Loans, as applicable, that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be converted to or continued as ABR Loans.  If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurodollar Loan, the Borrower shall pay to each of the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans the rate of interest applicable to which is based upon the Affected Eurodollar Rate.

4.8.                              Pro Rata Treatment and Payments.  (a)  Each borrowing of Revolving Credit Loans (other than Swing Line Loans) by the Borrower from the Lenders hereunder shall be made, each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the

Administrative Agent, pro rata according to the relevant Revolving Credit Commitment Percentages of the Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders.  Each payment by the Borrower on account of any commitment fee in respect of the Tranche A Term Loan Commitments or the Tranche B Term Loan Commitments hereunder shall be allocated by the Administrative Agent pro rata according to the relevant Tranche A Term Loan Percentages or Tranche B Term Loan Percentages of the Lenders, as applicable.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Term Loans shall, subject to subsection 4.4.(j), be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage, Tranche A Term Loan Percentage or Tranche B Term Loan Percentage, as the case may be, of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate, as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s Revolving

Credit Commitment Percentage, Tranche A Term Loan Percentage or Tranche B Term Loan Percentage, as the case may be, of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder plus the Applicable Margin hereunder, on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to subsection 2.1 and/or (ii) take any action permitted by the following subsection 4.8(c).

(c)                                  Notwithstanding anything contained in this Agreement:

(i)                                     If at any time a Revolving Credit Lender or a Term Loan Lender shall not make a Revolving Credit Loan or a Term Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Borrower shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower to each become a substitute Revolving Credit Lender or Term Loan Lender, as the case may be, and assume all or part of the Revolving Credit Commitment or Term Loan Commitment of such Defaulting Lender.  In such event, the Borrower, the Administrative Agent and any such substitute Revolving Credit Lender or Term Loan Lender, as the case may be, shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)                                  In determining the Required Collateral Release Lenders or Required Lenders, any Lender that at the time is a Defaulting Lender (and the Loans, Revolving Credit Commitment and/or Term Loan Commitments of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)                               If at any time the Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then the Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Defaulted Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan or Term Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans or Term Loans, as applicable, as the Administrative Agent may reasonably determine.

(iv)                              If, with respect to any Defaulting Lender, which for the purposes of this subsection 4.8(c)(iv), shall include any Revolving Credit Lender or Term Loan Lender that has taken any action or become the subject of any action or proceeding of a type described in subsection 9(f), the Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then the Borrower, so long as it is then permitted to borrow Revolving Credit Loans or Term Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans, Term Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9.                              Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurodollar Loans as contemplated by this Agreement (“Affected Eurodollar Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurodollar Loans, continue Affected Eurodollar Loans as such and convert an ABR Loan to an Affected Eurodollar Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurodollar Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Affected Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion or prepayment of an Affected Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10.                        Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)                                     shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Application or any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.11 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations (if any) under subsection 4.11(b) or with respect to fees paid under this Agreement) and changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurodollar Loans or Letters of Credit, provided that, in any such case, the Borrower may elect to convert Eurodollar Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11.                        Taxes.  (a)  Except as provided below in this subsection, all payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof, as the case may be, (x) if such Lender fails to comply with the requirements of paragraph (b) of this subsection or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Lender becomes a Lender hereunder (or, if such Lender is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Lender became such a beneficiary or member, if later).  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(X)                               (i)  on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(iii)                               obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent; or

(Y)                                in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code,

(i)                                     represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)                                  agree to furnish to the Borrower on or before the date of any payment by the Borrower, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)                               agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender of complying with such request; or

(Z)                                in the case of any such Lender that is a foreign intermediary or flow-through entity for U.S. federal income tax purposes,

(i)                                     on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of United States Internal Revenue Service Form W-8IMY; and

(A)                              with respect to each beneficiary or member of such Lender that is a bank within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, also deliver to the Borrower and the Administrative Agent  (I) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)                                with respect to each beneficiary or member of such Lender that is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (I) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Borrower and the Administrative Agent on or before the date of any payment by the Borrower under this Agreement or any Notes to such Lender, (x) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or successor applicable form, certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, or (y) two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and, obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)                               agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by the Borrower) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.

Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this paragraph (b) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.12.                        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurodollar Loans or the conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13.                        Certain Rules Relating to the Payment of Additional Amounts.  (a)  Upon the request, and at the expense, of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)                                 If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, the Borrower shall not be obligated to pay such additional amount.

(c)                                  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)                                 If the Borrower shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty.  In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including, without limitation, any amounts under subsection 4.13) prior to such substitution or prepayment.

(e)                                  For purposes of subsections 4.10 and 4.11, a change in treaty, law, rule or regulation shall not include the ratification or entry into force of (i) the protocol amending the income tax treaty between Canada and the United States, signed August 31, 1995, (ii) the protocol amending the income tax treaty between the Netherlands and the United States, signed October 15, 1995, (iii) the income tax treaty between Italy and the United States, signed August 25, 1999 and (iv) the protocol amending the income tax treaty between Mexico and the United States, signed November 26, 2002.

(f)                                    If the Administrative Agent or any Lender receives a refund directly attributable to taxes for which the Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to the Borrower, provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(g)                                 The obligations of a Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Borrower hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1.                              Financial Condition.  (a)  The audited consolidated balance sheets of Holding and its consolidated Subsidiaries as of December 31, 2000, December 31, 2001 and December 31, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP (in the case of the December 31, 2000 and December 31, 2001 financial statements) and PricewaterhouseCoopers LLP (in the case of the December 31, 2002 financial statements), present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Holding and its consolidated Subsidiaries. The unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the three-month period then ended, of Holding and its consolidated Subsidiaries (subject to the omission of footnotes and normal year-end audit and other adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2002 to and including the Closing Date, except as provided in the Merger

Agreement, there has been no sale, transfer or other disposition by Holding and its consolidated Subsidiaries of any material part of the business or property of Holding and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Holding and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)                                 The audited consolidated balance sheets of Graphic Packaging Holding and its consolidated Subsidiaries as of December 31, 2000, December 31, 2001 and December 31, 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Graphic Packaging Holding and its consolidated Subsidiaries.  The unaudited consolidated balance sheet of Graphic Packaging Holding and its consolidated Subsidiaries as at March 31, 2003, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the three-month period then ended, of Graphic Packaging Holding and its consolidated Subsidiaries (subject to the omission of footnotes and normal year-end audit and other adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).  During the period from December 31, 2002 to and including the Closing Date, except as provided in the Merger Agreement, there has been no sale, transfer or other disposition by Graphic Packaging Holding and its consolidated Subsidiaries of any material part of the business or property of Graphic Packaging Holding and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Graphic Packaging Holding and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c)                                  The pro forma balance sheet and statements of operations of Holding and its consolidated Subsidiaries (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of Holding and its consolidated Subsidiaries as of March 31, 2003 (the “Pro Forma Date”), adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on January 1, 2002 for purposes of the statement of operations) to (i) the consummation of the Transactions, (ii) the receipt by the Borrower of the gross cash proceeds (prior to any underwriting discount or other associated fees and commissions or any deduction of associated fees and expenses) from the issuance of the 2003 Senior Notes and the 2003 Senior Subordinated Notes, (iii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iv) the payment of actual or estimated fees, expenses, financing costs and tax payments related to the transactions contemplated hereby and thereby.  The Pro Forma Financial Statements were prepared in accordance with Article 11 (Pro Forma Financial Information) of Regulation S-X under the Securities Act.

5.2.                              No Change; Solvent.  Since December 31, 2002, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to the transactions described in clauses (i) through (iv) of subsection 5.1(c)), and (b) except in connection with the Transactions or as otherwise permitted under this Agreement or any other Loan Document, and except for dividends or other distributions by Graphic Packaging or Riverwood made or declared prior to the Closing Date consistent with past practice, no dividends or other distributions have been declared, paid or made upon the Capital Stock of any such Person, nor has any of the Capital Stock of any such Person been redeemed, retired, purchased or otherwise acquired for value by any such Person or any of its Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in clauses (i) through (iv) of subsection 5.1(c), the Borrower is Solvent.

5.3.                              Corporate Existence; Compliance with Law.  Each of the Loan Parties (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4.                              Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Extensions of Credit on the terms and conditions of this Agreement, any Notes and the Applications.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the Extensions of Credit hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party.  This Agreement constitutes a legal, valid and binding obligation of the Borrower, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.                              No Legal Bar.  The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6.                              No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Holding or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7.                              No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8.                              Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3.  Except for the Excluded Properties, the Insured Fee Properties as listed on Part I(a) of Schedule 5.8 and the Mortgaged Fee Properties as listed on Part I(b) of Schedule 5.8 together constitute all the material real properties owned in fee by the Loan Parties as of the Closing Date and the Mortgaged Leased Properties listed on Part II of Schedule 5.8 constitute all of the material real properties leased by the Loan Parties as of the Closing Date.

5.9.                              Intellectual Property.  The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10.                        No Burdensome Restrictions.  Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11.                        Taxes.  To the knowledge of the Borrower, each of Holding and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including, without limitation, the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.  The preceding sentence shall not apply to any taxes, fees or other charges which are subject to indemnification by Manville under the Tax Matters Agreement with respect to which the Borrower has disclosed to the Administrative Agent the failure to file or pay, the filing of a tax lien, or the assertion of a claim.

5.12.                        Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13.                        ERISA.  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect:  (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan;

(f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (i) the Reorganization or Insolvency of any Multiemployer Plan.  There have been no transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

5.14.                        Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Administrative Agent, (c) all Deposit Accounts, the Collateral Proceeds Account, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Administrative Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15.                        Investment Company Act; Other Regulations.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16.                        Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of Holding at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holding therein.

5.17.                        Purpose of Loans.  The proceeds of the Term Loans (other than Term Loans made after the Closing Date) and a portion of the Revolving Credit Loans shall be used by the Borrower (a) to finance the Transactions and (b) to pay certain transaction fees and expenses related to the Transactions.  The proceeds of Term Loans made after the Closing Date shall be used by the Borrower to satisfy any change of control offer or tender offer for the 2002 Senior

Subordinated Notes and for general corporate purposes.  The proceeds of Revolving Credit Loans and Swing Line Loans shall be used by the Borrower to finance the working capital and business requirements of, and for general corporate purposes of, the Borrower and its Subsidiaries.

5.18.                        Environmental Matters.  Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)                                  The Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no reason to believe that:  any of their Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; any additional Environmental Permits that may be required of any of them will not be, or will entail material expense to be, timely granted or complied with; or that compliance with any Environmental Law that is applicable to any of them will not be, or will entail material expense to be, timely attained and maintained.

(b)                                 Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which could reasonably be expected to (i) give rise to liability of  the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c)                                  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d)                                 Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to any Materials of Environmental Concern.

(e)                                  Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19.                        No Material Misstatements.  The written information (including, without limitation, the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20.                        Delivery of the Merger Agreement.  The Borrower has delivered to the Administrative Agent a complete photocopy the Merger Agreement (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof in any material respect.

5.21.                        Representations and Warranties Contained in the Transaction Documents.  Each of the Transaction Documents will have been duly executed and delivered by each of the Loan Parties which is a party thereto prior to the Closing Date and, to the knowledge of the Borrower, all other parties thereto, and is in full force and effect on the Closing Date.  As of the Closing Date, the representations and warranties of Holding, Graphic Packaging Holding and their respective Subsidiaries and, to the knowledge of the Borrower, any of the other parties thereto contained in any of the Transaction Documents (after giving effect to any amendments, supplements, waivers or other modifications of any of the Transaction Documents prior to the Closing Date in accordance with this Agreement) are true and correct in all material respects except as otherwise disclosed to the Administrative Agent in writing prior to the Closing Date.

5.22.                        Senior Indebtedness.  The Loans, L/C Obligations and all other obligations hereunder and under the other Loan Documents constitute “Designated Senior Indebtedness” under and as defined in the 2002 Senior Subordinated Note Indenture and the 2003 Senior Subordinated Note Indenture.  For the avoidance of doubt, the Borrower (as successor to Graphic Packaging) hereby designates the Loans, L/C Obligations and all other obligations hereunder as “Designated Senior Indebtedness” under and as defined in the 2002 Senior Subordinated Note Indenture and the 2003 Senior Subordinated Note Indenture.  The obligations of each Guarantor under the Guarantee and Collateral Agreement constitute “Senior Indebtedness” under and as defined in the 2002 Senior Subordinated Note Indenture and “Guarantor Senior Indebtedness” of such Guarantor under and as defined in the 2003 Senior Subordinated Note Indenture.

5.23.                        Labor Matters.  There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.  CONDITIONS PRECEDENT

6.1.                              Conditions to Initial Extension of Credit.  This Agreement, including, without limitation, the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)                                  Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)                                     this Agreement, executed and delivered by a duly authorized officer of the Borrower;

(ii)                                  the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holding, GPI Holding, the Borrower and each other Loan Party signatory thereto and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party;

(iii)                               each of the Mortgages, executed and delivered by a duly authorized officer of the Loan Party signatory thereto; and

(iv)                              an Acknowledgement and Consent, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of the PBGC.

(b)                                 Merger Agreement; Consummation of the Mergers.  The Merger Agreement shall not have been amended, supplemented, waived or otherwise modified in any material respect since the date thereof, except as may have been consented to in writing by the Administrative Agent on behalf of the Lenders, and the Administrative Agent shall have received an executed certificate of a Responsible Officer of Holding dated the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent, to such effect.  The Graphic Packaging Holding/Newco Merger shall have been consummated substantially in accordance with the terms and conditions of the Merger Agreement and the other Mergers shall have been consummated in accordance with applicable Requirements of Law.  None of the conditions to the respective obligations of Holding or any of its Subsidiaries to consummate the Mergers and the other transactions contemplated by the Merger Agreement shall have been waived by Holding or any of its Subsidiaries in any material respect without the prior consent of the Administrative Agent, and the Administrative Agent shall have received an executed certificate of a Responsible Officer of Holding dated the Closing Date, to the effect that, except as may have been consented to by the Administrative Agent on behalf of the Lenders, all conditions to the obligations to consummate the Graphic Packaging Holding/Newco Merger in accordance with the Merger Agreement have been satisfied in all material respects, except as so waived.

(c)                                  Filing of Merger Documents.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that the certificates of merger with respect to each of the Mergers shall have been filed with the applicable filing offices, and that each of the Mergers shall have become effective in accordance with applicable laws and the Merger Agreement.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, a photocopy of each of the documents filed publicly with the applicable filing offices in connection with the Mergers.

(d)                                 2003 Senior Notes and 2003 Senior Subordinated Notes.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence, in form and substance reasonably satisfactory to it, that the Borrower or its account shall have received gross cash proceeds from the issuance of its 2003 Senior Notes and its 2003 Senior Subordinated Notes (of which at least $425,000,000 shall be from the issuance of the 2003 Senior Subordinated Notes) in an aggregate amount which equals $850,000,000.

(e)                                  Capitalization and Structure of Holding and its Subsidiaries.  Since the date of the Merger Agreement, except in connection with the Transactions, there shall have been no material change in the corporate and capital structure of Holding, the Borrower and their respective Subsidiaries from that contemplated to exist after giving effect to the Mergers (it being understood and agreed that neither (i) a merger of Merger Sub and Holding following the consummation of the Transactions, with Holding being the surviving corporation, nor (ii) the ACX Liquidation Transaction shall constitute such a material change).  All documents, instruments and other matters relating to the 2003 Senior Notes, the 2003 Senior Subordinated Notes and all other material Indebtedness of Holding and its Subsidiaries remaining outstanding after the Closing Date (other than the 2002 Senior Subordinated Notes) shall be reasonably satisfactory to the Agents.  The Administrative Agent shall have received a complete and correct copy of the 2003 Senior Note Indenture, the 2003 Senior Subordinated Note Indenture and the 2002 Senior Subordinated Note Indenture, certified as to authenticity by the Borrower.

(f)                                    Termination of Existing Credit Agreements.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that (i) each of the Existing Credit Agreements shall be simultaneously terminated, (ii) all amounts thereunder shall be simultaneously paid in full, (iii) all letters of credit (other than any Existing Letter of Credit) and other contingent obligations in connection with the Existing Credit Agreements shall have been terminated and (iv) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(g)                                 1996 Senior Subordinated Notes, 1997 Senior Notes and 2001 Senior Notes.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that each of the 1996 Senior Subordinated Notes, the 1997 Senior Notes and the 2001 Senior Notes shall be simultaneously paid, redeemed or repurchased in full or the indentures relating thereto shall be simultaneously satisfied and discharged.

(h)                                 Financial Information.  The Lenders shall have received copies of and shall be reasonably satisfied, in form and substance, with (i) the financial statements referred to in subsections 5.1(a) and 5.1(b) and (ii) the Pro Forma Financial Statements.

(i)                                     Projections.  The Administrative Agent shall have received a copy of the projections by Holding of the operating budget and cash flow budget of Holding and its Subsidiaries after giving effect to the Transactions, for the period from the Closing Date to December 31, 2007, together with a statement of assumptions underlying such projections, in form and substance reasonably satisfactory to the Lenders.

(j)                                     Consents, Licenses and Approvals.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that all consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(k)                                  Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which have been filed with respect to personal property of Holding, the Borrower and their respective Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(k), and the results of such search shall not reveal any liens other than liens permitted by subsection 8.3.

(l)                                     Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)                                     the executed legal opinion of Debevoise & Plimpton, special counsel to each of Holding, the Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)                                  the executed legal opinion of Edward W. Stroetz, Jr., counsel to each of Holding, the Borrower and certain other Loan Parties, substantially in the form of Exhibit D-2;

(iii)                               the executed legal opinion of Holme Roberts & Owen LLP, counsel to GPI Holding and certain other Loan Parties, substantially in the form of Exhibit D-3;

(iv)                              the executed legal opinion of Richards, Layton & Finger, special Delaware counsel to each of Holding, the Borrower and certain other Loan Parties, substantially in the form of Exhibit D-4; and

(v)                                 the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(l) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(m)                               Closing Certificate.  The Administrative Agent shall have received a certificate from each Loan Party, dated the Closing Date, substantially in the form of Exhibit J, with appropriate insertions and attachments.

(n)                                 Actions to Perfect Liens.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on Form UCC-1 in each jurisdiction set forth on Schedule 6.1(n), necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect the Liens created by the Security Documents, shall have been completed or shall be ready to be completed promptly following the Closing Date, and all agreements, statements and other documents relating thereto shall be in form and substance reasonably satisfactory to the Administrative Agent.

(o)                                 Pledged Stock; Stock Powers; Pledged Notes; Endorsements; Initial Transaction Statements.  The Administrative Agent shall have received:

(i)                                     the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)                                  the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(p)                                 Title Insurance Policy.  The Administrative Agent shall have received in respect of each of the Insured Fee Properties and Mortgaged Leased Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date.  Each such policy shall (i) be in the amount set forth with respect to such policy in Part I of Schedule 6.1(p); (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by subsection 8.3 and such as may be approved by the Administrative Agent; (iii) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as were contained in the ALTA Loan Policy listed with respect to such policy in Part II of Schedule 6.1(p); and (vi) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent).  The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.  The Administrative Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection and a copy, certified by such parties as the Administrative Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Administrative Agent.

(q)                                 Fees.  The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date, including, without limitation, the fees referred to in subsection 4.5.

(r)                                    Borrowing Certificate.  The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Borrower.

(s)                                  Corporate Proceedings of the Loan Parties.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(t)                                    Incumbency Certificates of the Loan Parties.  The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

(u)                                 Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(v)                                 Insurance.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement and subsection 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied.

(w)                               No Material Adverse Effect.  Since December 31, 2002, after giving effect to the Transactions, there shall not have occurred a Material Adverse Effect.

(x)                                   No Material Litigation.  No litigation, liability, obligations relating to environmental matters (including asbestos), inquiry, investigation, injunction or restraining order shall be pending, entered or threatened that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Transactions or the transactions contemplated hereby.

(y)                                 Ratings.  The Indebtedness of the Borrower under this Agreement shall be rated not less than B (with a stable outlook or better) by S&P and B1 (with a stable outlook or better) by Moody’s.

(z)                                   Environmental Reports.  The Administrative Agent shall have received all environmental reports specified by the Administrative Agent regarding environmental matters relating to the Borrower and/or any of its Subsidiaries, and such reports shall be prepared by an environmental consultant acceptable to the Administrative Agent and shall be satisfactory in form, scope, and substance to the Lenders.

(aa)                            Estoppel Certificate.  The Administrative Agent shall have received, with a photocopy for each Lender, a certificate in form and substance reasonably satisfactory to Administrative Agent and its counsel from the landlord under each Underlying Lease with respect to each Mortgaged Leased Property set forth on Schedule 5.8 certifying (i) that the Loan Party who is the tenant under the Underlying Lease is not in default in the performance of any of its obligations under such Underlying Lease and (ii) to such other matters as may be reasonably requested by Administrative Agent.

(bb)                          Flood Insurance.  With respect to any of the Mortgaged Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.8(e)(3) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent.

(cc)                            Tax Sharing Agreement.  Holding, GPI Holding and the Borrower shall have entered into the Tax Sharing Agreement.  The Administrative Agent shall have received a complete and correct copy of the Tax Sharing Agreement, certified as to authenticity by the Borrower.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2.                              Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document, shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)                                 No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)                                  Letter of Credit Application.  With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received an Application, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Each borrowing by and Letter of Credit issued on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

SECTION 7.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1.                              Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of Holding ending on or after December 31, 2003, a copy of the consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of Holding’s Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit); and

(b)                                 as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of Holding, the unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, certified by a Responsible Officer of Holding as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Holding’s Quarterly Report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligations under this subsection 7.1(b) with respect to such quarter);

all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of Holding as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of Holding as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2.                              Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)                                  concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

(b)                                 concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of each of Holding and the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of Holding, the Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance with all covenants set forth in subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(a) and (b)), and (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(a));

(c)                                  as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of each fiscal year of Holding, a copy of the projections by Holding of the operating budget and cash flow budget of Holding and its

Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of Holding to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(d)                                 within five Business Days after the same are sent, copies of all financial statements and reports which Holding, GPI Holding or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding, GPI Holding or the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)                                  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding, GPI Holding or the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)                                    promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3.                              Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holding or any of its Subsidiaries, as the case may be.

7.4.                              Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5.                              Maintenance of Property; Insurance.  Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried.

7.6.                              Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

7.7.                              Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b)                                 as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)                                  as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under any of the Existing Notes;

(d)                                 as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting Holding or any of its Subsidiaries in which the amount involved (not covered by insurance) is $10,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(e)                                  the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in liability to the Borrower or its Subsidiaries in an amount that would exceed

$10,000,000; or (iii) the first occurrence of an Underfunding under a Single Employer Plan that exceeds 10% of the value of the assets of such Single Employer Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan as of such date;

(f)                                    as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

(g)                                 as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge are unlikely to exceed $10,000,000 or to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in liability under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event are unlikely to exceed $10,000,000 or to have a Material Adverse Effect, or could reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject Holding or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action are unlikely to exceed $10,000,000 or to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8.                              Environmental Laws.  (a)  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries.  For purposes of this subsection 7.8(a), noncompliance shall be deemed not to constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP, and, if the effectiveness of such order or directive has not been stayed, the pendency of such appeal or other appropriate contest does not give rise to a Material Adverse Effect.

(c)                                  Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Borrower and its Subsidiaries are regularly and reasonably reviewed by competent professionals to identify and promote compliance with and to reasonably and prudently manage any liabilities or potential liabilities under any Environmental Law that may affect the Borrower or any of its Subsidiaries, including, without limitation, compliance and liabilities relating to:  discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; repair, maintenance and improvement of properties; employee health and safety; species protection; and recordkeeping.

7.9.                              After-Acquired Real Property and Fixtures.  (a)  With respect to any owned real property or fixtures, in each case with a purchase price or a fair market value of at least $2,500,000, in which the Borrower or any of its Subsidiaries (other than a Foreign Subsidiary, a Subsidiary of a Foreign Subsidiary, or a Receivables Subsidiary) acquires ownership rights at any time after the Closing Date, promptly grant to the Administrative Agent, for the benefit of the Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(f) or (g), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(f) or (g), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(f) or (g)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing.  In connection with any such grant to the Administrative Agent, for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Administrative Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Administrative Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)                                 With respect to any Domestic Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Domestic Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Administrative Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably deem necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver (or, in the case of a Receivables Subsidiary, cause to be delivered) to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) unless such Subsidiary is a Receivables Subsidiary, cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Administrative Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c)                                  With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries, the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably deem necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is owned by the Borrower or any of its Domestic Subsidiaries (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-Wholly Owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Administrative Agent, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Administrative Agent to be necessary or desirable to perfect the Administrative Agent’s security interest therein.

(d)                                 At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)                                  At its own expense, request, and use commercially reasonable efforts to obtain, (i) a consent, substantially in the form of Exhibit I or such other form as may be reasonably satisfactory to the Administrative Agent, from the landlord of each of the existing facilities located in the United States and listed in Schedule 7.9(e) in which Inventory with a value in excess of $500,000 of any Loan Party is located, as of the Closing Date, in which such landlord acknowledges the Administrative Agent’s first priority security interest in the Inventory pledged by each Loan Party to the Administrative Agent for the benefit of the Lenders and (ii) prior to entering into a lease of a facility located in the United States in which Inventory will be located on or after the Closing Date (other than any such facility for which there is not a lease of more than one year and which the Borrower and its Subsidiaries intend to use as a seasonal storage facility), a consent, substantially in the form of Exhibit I or such other form as may be reasonably satisfactory to the Administrative Agent, from each landlord of any such facility, in which such landlord acknowledges the Administrative Agent’s first priority security interest in the Inventory pledged by each Loan Party to the Administrative Agent for the benefit of the Lenders.

7.10.                        Interest Rate Protection.  No later than 90 days following the Closing Date, enter into Interest Rate Protection Agreements, which, together with the fixed interest rates then applicable to the Consolidated Funded Indebtedness of Holding and its Subsidiaries, shall provide interest rate protection in respect of at least 50% of the Consolidated Funded Indebtedness of Holding and its Subsidiaries.  Such Interest Rate Protection Agreements shall be in form and substance, and for a term (not to exceed two years), reasonably satisfactory to the Administrative Agent.

7.11.                        Surveys.  Within a reasonable period following the Closing Date, with respect to those Insured Fee Properties and Mortgaged Leased Properties for which the title policies delivered pursuant to Section 6.1(p) contain the standard “survey exception”, obtain surveys in such form as is sufficient to obtain from the respective title companies endorsements which have the effect of deleting such exceptions.

SECTION 8.  NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.                              Financial Condition Covenants.

(a)                                  Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of Holding ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio
October 1, 2003 - December 30, 2004	6.40 to 1.00
December 31, 2004 - December 30, 2005	6.15 to 1.00
December 31, 2005 - December 30, 2006	5.75 to 1.00
December 31, 2006 – December 30, 2007	5.25 to 1.00
December 31, 2007 – December 30, 2008	4.75 to 1.00
December 31, 2008 – June 30, 2010	4.50 to 1.00

(b)                                 Maintenance of Consolidated Interest Expense Ratio.  Permit, for any period of four consecutive fiscal quarters of Holding ending during any test period set forth below, the Consolidated Interest Expense Ratio at the last day of such consecutive fiscal quarter period, to be less than the ratio set forth opposite such test period below:

Fiscal Quarter	Consolidated Interest Expense Ratio
October 1, 2003 – December 30, 2004	2.00 to 1.00
December 31, 2004 - December 30, 2005	2.25 to 1.00
December 31, 2005 - December 30, 2006	2.35 to 1.00
December 31, 2006 – December 30, 2007	2.50 to 1.00
December 31, 2007 – December 30, 2008	2.75 to 1.00
December 31, 2008 – June 30, 2010	2.90 to 1.00

8.2.                              Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a)                                  Indebtedness of the Borrower under this Agreement;

(b)                                 Indebtedness evidenced by the Existing Notes; provided that the Existing Notes shall not be extended, renewed, replaced, refinanced or otherwise amended, except as permitted by subsection 8.2(c) or 8.14;

(c)                                  Indebtedness incurred to refinance the 2002 Senior Subordinated Notes; provided that such Indebtedness shall be on No More Favorable Terms and Conditions than the 2002 Senior Subordinated Notes;

(d)                                 unsecured senior subordinated or subordinated notes or debentures of the Borrower in a principal amount not to exceed $150,000,000, which either (i) have terms, representations, covenants, defaults and subordination provisions that are no less favorable to the Lenders than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time, as may be reasonably determined by the Administrative Agent, or (ii) have No More Favorable Terms and Conditions than those in respect of the 2003 Senior Subordinated Notes; provided, however, that all such Indebtedness (together with any refinancings thereof, which shall not exceed the principal amount being refinanced) shall, at the time such Indebtedness is incurred or refinanced, (i) have a final, stated maturity (and an Average Life) at least one year after the Final Maturity Date (as of the time of such incurrence or refinancing), and (ii) in the case of Indebtedness incurred to refinance other Indebtedness, have terms and provisions (including subordination provisions) no less favorable to the Lenders than the Indebtedness being refinanced; provided further that an amount equal to 100% of the Net Cash Proceeds of such Indebtedness (other than any refinancing Indebtedness referred to in clause (ii) above) less any Permitted Acquisition Amount is applied in accordance with subsection 4.4(b)(i);

(e)                                  Indebtedness of the Borrower to any Guarantor or any Subsidiary of the Borrower and of any Subsidiary of the Borrower to the Borrower, any Guarantor or any other Subsidiary of the Borrower;

(f)                                    Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Borrower and its Subsidiaries $75,000,000 at any one time outstanding, provided that such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof;

(g)                                 Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or Indebtedness of the Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.10, provided that (i) such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $40,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders) and (iii) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

(h)                                 to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(i)                                     other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 8.2(i), and any refinancings, refundings, renewals or extensions thereof on financial and other terms, in the reasonable judgment of the Borrower, no more onerous to the Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(j)                                     to the extent that any Guarantee Obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

(k)                                  Indebtedness of the Borrower or any of its Subsidiaries pursuant to any Permitted Receivables Transaction; provided that upon the effectiveness of any such Permitted Receivables Transaction, the Loans shall be automatically prepaid, the L/C Obligations shall be automatically cash collateralized and the Revolving Credit Commitments shall be automatically and permanently reduced to the extent required by subsections 4.4(e), 4.4(f) and 4.4(h);

(l)                                     Indebtedness of Foreign Subsidiaries of the Borrower (in addition to Indebtedness of Foreign Subsidiaries of the Borrower permitted by subsection 8.2(i)) for working capital purposes (including in respect of overdrafts) not exceeding, as to all such Foreign Subsidiaries, $50,000,000 in aggregate principal amount at any one time outstanding;

(m)                               Indebtedness of the Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.12;

(n)                                 Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(o)                                 Indebtedness of any Foreign Subsidiary of the Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(p)                                 Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(q)                                 Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Borrower and its Subsidiaries permitted by subsection 8.9(m);

(r)                                    Machinery Financing Indebtedness, provided that (i) the aggregate Machinery Financing Indebtedness incurred pursuant to this subsection 8.2(r) shall not exceed $75,000,000 at any one time outstanding and (ii) the aggregate book value of packaging machines owned by the Borrower or any of its Subsidiaries on the Closing Date that are refinanced by Machinery Financing Indebtedness pursuant to this subsection 8.2(r) shall not exceed $50,000,000;

(s)                                  Indebtedness not otherwise permitted by the preceding clauses of this subsection 8.2 not exceeding $40,000,000 in aggregate principal amount at any one time outstanding.

For purposes of determining compliance with clauses (i), (l) and (s) of this subsection 8.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term debt) or committed (in respect of revolving debt).

8.3.                              Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)                                  Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c)                                  Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(d)                                 pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)                                  Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)                                    Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)                                 zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, or, in the case of timberland, discrepancies, conflicts in boundary lines, shortages in area, encroachments or any other facts which a correct survey would disclose, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h)                                 Liens securing or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(f) incurred to finance the acquisition of fixed or capital assets or Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(g) incurred to finance the purchase price of, or assumed in connection with, any acquisition permitted by subsection 8.10, provided that (i) such Liens shall be created no later than the later of the date of such acquisition or the date of the incurrence or assumption of such Indebtedness, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the property subject thereto immediately prior to such acquisition;

(i)                                     Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Borrower or such Subsidiary other than the assets or property being acquired;

(j)                                     Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(i), provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(i), or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j)(ii) secure obligations not exceeding (as to the Borrower and all of its Subsidiaries) $20,000,000 in aggregate amount at any time outstanding;

(k)                                  Liens securing Guarantee Obligations permitted under subsection 8.4(f) not exceeding (as to the Borrower and all of its Subsidiaries) $10,000,000 in aggregate amount at any time outstanding;

(l)                                     Liens created pursuant to the Security Documents;

(m)                               Liens created pursuant to and in accordance with any Permitted Receivables Transaction;

(n)                                 Liens in favor of lessees or sublessees of packaging machinery leased or subleased to customers of the Borrower and its Subsidiaries on such packaging machinery and related rights;

(o)                                 any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with subsection 7.9(b) or (c);

(p)                                 Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.12 and general intangibles related thereto;

(q)                                 easements, rights-of-way, servitudes, restrictive covenants, permits, licenses, use agreements, surface leases, subsurface leases or other similar encumbrances (including hunting and recreational leases and leases and other encumbrances in respect of pipelines, compressor stations and television antennas) on, over or in respect of timberland, none of which, singly or in the aggregate, materially adversely affects the operations of the Borrower and its Subsidiaries or the value of such timberland;

(r)                                    pay-as-you-harvest timber sales agreements, lump sum timber deeds or sales agreements and similar encumbrances entered into in the ordinary course of business;

(s)                                  Liens on property of any Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2(l);

(t)                                    Liens on property financed or refinanced by Machinery Financing Indebtedness permitted by subsection 8.2(r) securing such Machinery Financing Indebtedness; and

(u)                                 Liens on Intellectual Property or on foreign patents, trademarks, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such Intellectual Property or such foreign patents, trademarks, trade names, copyrights, technology, know-how or processes, as the case may be.

8.4.                              Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)                                  Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(i);

(b)                                 Guarantee Obligations in connection with up to an aggregate principal amount of $25,000,000 of Indebtedness outstanding at any time incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of Holding, and any refinancings, refundings, extensions or renewals thereof; provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by subsection 8.9(o);

(c)                                  Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, all in the ordinary course of business;

(d)                                 Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.11(iii) or similar agreements by the Borrower;

(e)                                  Reimbursement Obligations in respect of the Letters of Credit;

(f)                                    Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to Holding and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 8.9(e)(iv), of up to $10,000,000 outstanding at any time;

(g)                                 obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)                                 obligations of the Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)                                     Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.10, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $40,000,000, such greater percentage shall be reasonably satisfactory to the Required Lenders);

(j)                                     guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

(k)                                  Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(l)                                     Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or otherwise in respect of Indebtedness permitted by subsection 8.2(a);

(m)                               Guarantees by Subsidiaries of the Borrower set forth in the Existing Note Documents, which, in the case of such Guarantees set forth in the 2002 Senior Subordinated Note Documents and the 2003 Senior Subordinated Note Documents are subordinated as provided therein;

(n)                                 (i) Guarantee Obligations represented by contracts entered into by the Borrower or any of its Subsidiaries for the purchase of woodchips in the ordinary course of business and (ii) accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business;

(o)                                 Guarantee Obligations of the Borrower and its Subsidiaries in respect of recourse events in connection with any Permitted Receivables Transaction; and

(p)                                 Guarantee Obligations in respect of Indebtedness of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $30,000,000 in aggregate principal amount; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments permitted by subsection 8.9(l).

8.5.                              Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)                                  any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity);

(b)                                 any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary of the Borrower; and

(c)                                  as expressly permitted by subsection 8.6.

8.6.                              Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Wholly Owned Subsidiary of the Borrower, except:

(a)                                  the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)                                 the sale or other Disposition of any property (including Inventory) in the ordinary course of business (including Dispositions of timber properties in connection with the management thereof or in connection with tax free or similar exchanges for other properties);

(c)                                  the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d)                                 as permitted by subsection 8.5(b) and pursuant to Sale and Leaseback Transactions permitted by subsection 8.12;

(e)                                  the sale, transfer or discount of Receivables pursuant to any Permitted Receivables Transaction; provided that upon the effectiveness of any such Permitted Receivables Transaction, the Loans shall be prepaid, the L/C Obligations shall be cash collateralized and the Revolving Credit Commitments shall be permanently reduced to the extent required by subsections 4.4(e), 4.4(f) and 4.4(h);

(f)                                    Dispositions of any assets or property by the Borrower or any of its Subsidiaries to the Borrower or any Wholly Owned Subsidiary of the Borrower;

(g)                                 the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h)                                 any Asset Sale by the Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Asset Sale do not exceed $5,000,000 and the aggregate Net Cash Proceeds of all Asset Sales in any fiscal year made pursuant to this paragraph (h) do not exceed $10,000,000; and

(i)                                     any Asset Sale contemplated on Schedule 8.6(i), or any other Asset Sales by the Borrower or any of its Subsidiaries the Net Cash Proceeds of which other Asset Sales do not exceed $75,000,000 in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4(b)(ii).

8.7.                              Limitation on Dividends.  Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that:

(a)                                  the Borrower may pay cash dividends in an amount sufficient to allow Holding, Merger Sub and GPI Holding to pay expenses incurred in the ordinary course of business;

(b)                                 the Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) incurred by Holding, Merger Sub or GPI Holding in connection with (a) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (b) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (c) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor);

(c)                                  the Borrower may pay (i) cash dividends in amounts sufficient to pay taxes to be paid by Holding, Merger Sub or GPI Holding to any taxing authority and (ii) other amounts due in accordance with the terms of the Tax Sharing Agreement;

(d)                                 the Borrower may pay cash dividends in an amount sufficient to allow Holding to repurchase shares of its Capital Stock or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $20,000,000 from and after the Closing Date; provided that such amount shall be increased by (i) an amount equal to $5,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by Holding or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holding Capital Stock; provided, further, that the cash dividends paid in respect of repurchases from Management Investors shall not exceed in the aggregate during each fiscal year of Holding an amount equal to $6,000,000;

(e)                                  the Borrower may pay cash dividends in an amount sufficient to allow each of Holding, Merger Sub and GPI Holding to pay all fees and expenses incurred in connection with the transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow each of Holding, Merger Sub and GPI Holding to perform its obligations under or in connection with the Loan Documents to which it is a party; and

(f)                                    the Borrower may pay cash dividends in an amount sufficient to allow GPI Holding (as successor to RIC Holding) to make all payments of principal, interest, and any fees or other amounts payable in connection with the Existing RIC Holding Indebtedness.

8.8.                              Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations and Reinvested Amounts with respect to any Recovery Event, both of which shall be permitted without regard to the limits of this subsection 8.8); provided that (a) the Borrower and its Subsidiaries may make Capital Expenditures in an aggregate amount not to exceed $70,000,000 during the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, provided that such Capital Expenditures are made to facilitate the integration of the operations of the Borrower and its Subsidiaries following the Mergers and (b) in addition to the Capital Expenditures permitted by clause (a) above, the Borrower and its Subsidiaries may make Capital Expenditures in an amount not to exceed, for any test period set forth below, the amount set forth opposite such test period below:

Test Period	Amount
January 1, 2003 - December 31, 2003	$160,000,000
January 1, 2004 - December 31, 2004	$150,000,000
January 1, 2005 - December 31, 2005	$150,000,000
January 1, 2006 - December 31, 2006	$150,000,000
January 1, 2007 - December 31, 2007	$150,000,000
January 1, 2008 - December 31, 2008	$150,000,000
January 1, 2009 – December 31, 2009	$150,000,000
January 1, 2010 – December 31, 2010	$150,000,000;

provided further that (i) up to $50,000,000 of any Capital Expenditures permitted by clause (b) above to be made during any test period and not made during such test period may be carried over and expended during the next succeeding test period and (ii) up to $25,000,000 of any Capital Expenditures permitted by clause (b) above to be made during any test period and not made during such test period (to the extent not expended during the next succeeding test period) may be carried over and expended during the second succeeding test period.

8.9.                              Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any Person, except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Investments existing on the Closing Date and described in Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

(d)                                 Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(c);

(e)                                  loans and advances to officers, directors or employees of Holding or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to Holding and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to subsection 8.4(f)(iii), of up to $10,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.11;

(f)                                    (i) Investments by the Borrower in its Wholly Owned Subsidiaries (other than any Receivables Subsidiary) and by such Wholly Owned Subsidiaries in the Borrower and in Wholly Owned Subsidiaries of the Borrower (other than any Receivables Subsidiary) and (ii) Investments in Holding, Merger Sub and GPI Holding in amounts and for purposes for which dividends are permitted under subsection 8.7;

(g)                                 acquisitions expressly permitted by subsection 8.10;

(h)                                 Investments of the Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i)                                     Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

(j)                                     Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(i), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Borrower or any of its Domestic Subsidiaries is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(k)                                  any Investment by the Borrower and its Subsidiaries in a Receivables Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Transaction;

(l)                                     Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or such Subsidiary in an aggregate amount not to exceed at any time an amount equal to $30,000,000; provided that (i) such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased, (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(p), and (iii) the Borrower or such Subsidiary complies with the provisions of subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(m)                               Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such Subsidiary may obtain title to such assets at any time by optionally cancelling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(n)                                 Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any of its Domestic Subsidiaries (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(o)                                 loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holding of up to $25,000,000 outstanding at any one time; provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(b);

(p)                                 Investments in Golden Properties not to exceed in the aggregate an amount equal to the aggregate amount of dividends and other distributions received in cash by Golden Equities from Golden Properties after the Closing Date; and

(q)                                 Investments not otherwise permitted by the preceding clauses of this subsection 8.9 not to exceed in the aggregate $25,000,000.

8.10.                        Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)                                  such acquisition is expressly permitted by subsection 8.5, or

(b)                                 the aggregate consideration paid by the Borrower for such acquisition (including cash and indebtedness incurred or assumed in connection with such acquisition) consists solely of any combination of:

(i)                                     Capital Stock of Holding;

(ii)                                  cash in an amount equal to the Net Cash Proceeds of the sale or issuance of Capital Stock of Holding which amount is contributed to the Borrower within 90 days prior to the date of the relevant acquisition;

(iii)                               cash and other property (excluding cash and other property covered under clauses (i), (ii) and (iv) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iii), does not exceed $50,000,000; provided that such amount shall be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased; and/or

(iv)                              additional cash and other property (excluding cash and other property covered under clauses (i), (ii) and (iii) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $100,000,000, provided that such acquisition is made at a time when the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such acquisition), is equal to or less than 4.00:1.00;

provided, further that in the case of each such acquisition pursuant to clauses (a) and (b) after giving effect thereto, no Default or Event of Default shall occur as a result of such acquisition.

8.11.                        Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.11 shall be deemed to prohibit:

(i)                                     the Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $1,000,000 for each such director, officer or employee;

(ii)                                  the payment of transaction expenses in connection with this Agreement;

(iii)                               the Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Holding or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by CD&R of management consulting or financial advisory services provided to the Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries;

(iv)                              the Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 8.11(iv);

(v)                                 any transaction permitted under subsection 8.3(k), 8.4(b), 8.4(d), 8.4(f), 8.5, 8.7, 8.9(e), 8.9(f) or 8.9(o), or any transaction with a Wholly Owned Subsidiary of the Borrower; or

(vi)                              the Borrower or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement.

For purposes of this subsection 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of Holding, GPI Holding, the Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of Holding, GPI Holding, the Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12.                        Limitation on Sale and Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), unless (a) the Borrower shall be in compliance, on a pro forma basis after giving effect to the consummation of the Sale and Leaseback Transaction and the application of the proceeds thereof, with the

Consolidated Leverage Ratio set forth in subsection 8.1(a), recomputed as at the last day of the most recently ended fiscal quarter of the Borrower for which the relevant information is available as if such Sale and Leaseback Transaction had been consummated on the first day of the relevant period for testing such compliance (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such Sale and Leaseback Transaction), (b) the lease entered into by the Borrower or any of its Subsidiaries in connection with such Sale and Leaseback Transaction is either (i) a Financing Lease or (ii) a lease the payments under which will be treated as an operating expense for purposes of determining EBITDA, and (c) an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.4(b)(iv).

8.13.                        Limitations on Dispositions of Collateral.  Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except for (a) mergers, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including, without limitation, sales of Inventory in the ordinary course of business; and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Borrower may reasonably request in connection with the foregoing.

8.14.                        Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.  (a)  Make any optional payment or prepayment on or repurchase or redemption of any Existing Notes (other than as provided in the definition thereof), including, without limitation, any payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, except mandatory payments of principal, interest, fees and expenses required by the terms of the Existing Notes or the Existing Note Indentures (and, in the case of the 2002 Senior Subordinated Notes and the 2003 Senior Subordinated Note Indenture, only to the extent permitted under the subordination provisions applicable thereto), provided that the 2002 Senior Subordinated Notes may be paid, repurchased, redeemed or otherwise acquired (x) in a change of control offer or tender offer made in accordance with the 2002 Senior Subordinated Note Indenture, (y) in any other manner permitted by applicable Requirements of Law or (z) with the proceeds of Indebtedness permitted by subsection 8.2(c).

(b)                                 In the event of the occurrence of a Change of Control, repurchase the Existing Notes then outstanding or any portion thereof, unless the Borrower shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.

(c)                                  Amend, supplement, waive or otherwise modify any of the provisions of any Existing Note Document:

(i)                                     which, in the case of the 2002 Senior Subordinated Note Documents and the 2003 Senior Subordinated Note Documents, amends or modifies the subordination provisions contained therein;

(ii)                                  except as permitted pursuant to subsection 8.14(a), which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the Existing Notes, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(iii)                               which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or

(iv)                              which otherwise adversely affects the interests of the Lenders as senior creditors with respect to the 2002 Senior Subordinated Notes and the 2003 Senior Subordinated Notes or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

(d)                                 Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make (i) any payment relating to the Capital Stock of Holding that has the same economic effect on the Borrower and its Subsidiaries as any Investment by the Borrower in Capital Stock of Holding prohibited by subsection 8.9 above or (ii) any payment relating to any Existing Notes that has the same economic effect on the Borrower as any optional payment or prepayment or repurchase or redemption of such Existing Notes prohibited by subsection 8.14(a) above, unless, in each case, such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder.

(e)                                  (i) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Borrower or any of its Subsidiaries thereunder in any manner that could reasonably be expected to be materially adverse to the Lenders, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

8.15.                        Limitation on Changes in Fiscal Year.  Permit the fiscal year of Holding or the Borrower to end on a day other than December 31.

8.16.                        Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than any Receivables Subsidiaries and any Foreign Subsidiaries or Subsidiaries of either thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, (b) any agreements with respect to Machinery Financing Indebtedness permitted under this Agreement and any related documents and (c) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases or agreements in connection with any Permitted Receivables Transaction permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business.

8.17.                        Limitation on Lines of Business.  (a)  Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 8.9(l), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto.

(b)                                 In the case of any Foreign Subsidiary Holdco, own any material assets other than securities of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities or Subsidiaries.

8.18.                        Establishment and Maintenance of Lockbox Accounts.  (a)  Establish or maintain, or cause to be established or maintained, any bank or trust account in which any Collateral or the proceeds thereof is to be deposited by or on behalf of any Obligor, except:

(i)                                     a “Lockbox Account” established in accordance with a Lockbox Agreement;

(ii)                                  any trust account for the deposit of funds payable under any contract covered by any surety or performance bond, which is not a “Lockbox Account”;

(iii)                               bank accounts into which amounts being paid or transferred to the Borrower and its Subsidiaries are deposited which are not “Lockbox Accounts” so long as (A) the balances in such accounts are transferred every second Business Day with respect to accounts maintained in the United States and every fifth Business Day with respect to accounts maintained outside of the United States to a Collateral Proceeds Account (as defined in the Guarantee and Collateral Agreement) to the extent that the aggregate balance in any such account exceeds $250,000 on such Business Day and (B) neither the Borrower nor any of its Subsidiaries materially changes, in a manner materially adverse to the Lenders, without the consent of the Administrative Agent, the mechanisms by which Accounts Receivable (as defined in the Guarantee and Collateral Agreement) are collected from that in effect on the Closing Date;

(iv)                              to the extent that arrangements or agreements are not in existence on the Closing Date, bank accounts into which amounts paid by Obligors located outside the United States of America or amounts denominated in currencies other than Dollars may be deposited which are not “Lockbox Accounts” so long as (A) such accounts are maintained with banks which are reasonably satisfactory to the Administrative Agent and amounts are deposited into such accounts on terms reasonably satisfactory to the Administrative Agent and (B) the balances in such accounts are transferred the second Business Day with respect to accounts maintained in the United States and every fifth Business Day with respect to accounts maintained outside of the United States after the Borrower is notified of such deposit to a Collateral Proceeds Account (as defined in the Guarantee and Collateral Agreement) to the extent that the aggregate balances in all such accounts exceed $250,000 (or the equivalent thereof in any currency other than Dollars) on such Business Day; and

(v)                                 in the event of the consummation of any Permitted Receivables Transaction, (A) the proceeds of Accounts Receivables (as defined in the Guarantee and Collateral Agreement) or other property or assets subject to such Permitted Receivables Transaction may be maintained pursuant to arrangements other than “Lockbox Accounts” and (B) the proceeds of Accounts Receivables not subject to such Permitted Receivables Transaction may be maintained pursuant to arrangements other than “Lockbox Accounts” so long as such arrangements provide for the periodic transfer of such Accounts Receivables proceeds to a Collateral Proceeds Account (as defined in the Guarantee and Collateral Agreement) and such arrangements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(b)                                 Take any action, or omit to take any action, under any Lockbox Agreement which would reasonably be expected to have a material adverse effect on the validity or enforceability of such Agreement (including, without limitation, the orderly collection of amounts due from Obligors), except as otherwise contemplated hereby or by the terms of such Lockbox Agreement.

8.19.                        Limitations on Currency and Commodity Hedging Transactions.  Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a “Permitted Hedging Arrangement”).

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated

maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Any Loan Party shall default in the observance or performance of any agreement contained in subsection 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d)                                 Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of Holding shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to Holding by the Administrative Agent or the Required Lenders; or

(e)                                  Holding or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (other than the Loans and the Reimbursement Obligations) in excess of $15,000,000 or (y) in the payment of any Guarantee Obligation in excess of $15,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f)          (i)  Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     The outstanding 2002 Senior Subordinated Notes or the 2003 Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the 2002 Senior Subordinated Note Documents and the 2003 Senior Subordinated Note Documents, as applicable, to the obligations of the Borrower under this Agreement and the other Loan Documents, or the obligations of any other Loan Party under a guarantee of the 2002 Senior Subordinated Notes or the 2003 Senior Subordinated Notes, for any reason, shall not be or shall cease to be validly subordinated as provided therein and in the 2002

Senior Subordinated Note Documents and the 2003 Senior Subordinated Note Documents, as applicable, to the obligations of such Loan Party under the Guarantee to which it is a party; or

(j)                                     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k)                                  Any Loan Document (other than this Agreement or any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(l)                                     A Change of Control shall have occurred; or

(m)                               Any event or circumstance entitling the Persons purchasing, or financing the purchase of, Receivables under any Permitted Receivables Transaction to stop so purchasing or financing, other than by reason of the occurrence of the stated expiry date of such Permitted Receivables Transaction, a refinancing of such Permitted Receivables Transaction through another Permitted Receivables Transaction, a reduction in any applicable borrowing base,  or the occurrence of any other event or circumstance which is not, or is not related primarily to, an action or statement taken or made, or omitted to be taken or made, by or on behalf of, or a condition of or relating to, Holding or any of its Subsidiaries; provided that any notices or cure periods that are conditions to the rights of such Persons to stop purchasing, or financing the purchase of, such Receivables have been given or have expired, as the case may be;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments, the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments, if any, shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Revolving Credit Commitments, the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments, the Tranche A Term Loan Commitments and the Tranche B Term Loan Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letter of Credit.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrower in respect of such Letter of Credit under this Agreement and the other Loan Documents.  The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder.  After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE ADMINISTRATIVE AGENT AND THE OTHER
REPRESENTATIVES

10.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMCB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Issuing Lender, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives.

10.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The

Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3.                        Exculpatory Provisions.  None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder.  Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, Holding or GPI Holding), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower or Holding referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.                        Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender.  Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking action under this Agreement and the other Loan Documents.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Other Representatives in their capacities as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Other Representative in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Other Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) the Administrative Agent’s or any Other Representative’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against the Administrative Agent or any Other Representative by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such.  The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit and shall be payable only by the Revolving Credit Lenders).  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.                        Administrative Agent and Other Representatives in Their Individual Capacity.  The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent and the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9.                        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent (which shall be a bank) for the Lenders, which successor agent shall be approved by the Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.                  Syndication Agent.  The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

10.11.                  Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

SECTION 11.  MISCELLANEOUS

11.1.                        Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment, Tranche A Term Loan Commitment or Tranche B Term Loan Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly affected thereby;

(ii)                                  amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of Required Lenders or Required Collateral Release Lenders, or consent to the assignment or transfer by Holding, GPI Holding or the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.5 or 11.1(b)), in each case without the written consent of all the Lenders;

(iii)                               release any Guarantor under the Guarantee and Collateral Agreement or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of the Required Collateral Release Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)                              subject to paragraph (i) of this subsection 11.1(a), amend, modify or waive any provision of subsection 2.5 or subsection 2.6 relating to the Tranche A Term Loan Lenders without the written consent of the Tranche A Term Loan Lenders the Tranche A Term Loan Percentages of which aggregate greater than 50%, or amend, modify or waive any provision of subsection 2.5 or subsection 2.7 relating to the Tranche B Term Loan Lenders without the written consent of the Tranche B Term Loan Lenders the Tranche B Term Loan Percentages of which aggregate greater than 50%;

(v)                                 amend, modify or waive any provision of subsection 2.1, 2.2, 2.3 or 2.4 or, subject to paragraph (i) of this subsection 11.1(a), Section 3 without the written consent of the Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate greater than 50%;

(vi)                              amend, modify or waive the order of application of prepayment specified in subsection 4.4(f) or the first four sentences of subsection 4.8(a) without the consent of (x) Revolving Credit Lenders, the Revolving Credit Commitment Percentages of which aggregate greater than 50%, (y) Tranche A Term Loan Lenders, the Tranche A Term Loan Percentage of which aggregate greater than 50% and (z) Tranche B Term Loan Lenders, the Tranche B Term Loan Percentages of which aggregate greater than 50%;

(vii)                           amend, modify or waive any provision of subsection 4.4(j) without the consent of Tranche B Term Loan Lenders, the Tranche B Term Loan Percentages of which aggregate greater than 50%;

(viii)                        require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(ix)                                amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

(x)                                   amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.4(d);

(xi)                                amend, modify or waive (A) subsection 8.1 or (B) any provision of this Agreement at a time when any Default or Event of Default has occurred and is continuing which amendment, waiver or modification would have the effect of eliminating any such Default or Event of Default, in each case, for the purposes of determining whether the conditions precedent set forth in Section 6 to the making of any Revolving Credit Loan has been satisfied, without the written consent of Revolving Credit Lenders the Revolving Credit Commitment Percentages of which aggregate greater than 50%; or

(xii)                             amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant.

Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                 Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof and (ii) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder.

(c)                                  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche A Term Loans or all outstanding Tranche B Term Loans (“Refinanced Term Loans”) with a replacement “A” or “B” term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

11.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	Graphic Packaging International, Inc. 814 Livingston Court Marietta, Georgia 30067 Attention: Chief Financial Officer Telecopy: (770) 644-2923 Telephone: (770) 644-3000

and

Attention: Legal Department Telecopy: (770) 644-2929 Telephone: (770) 644-3000

with a copy to:	Debevoise & Plimpton 919 Third Avenue New York, New York 10022 Attention: William B. Beekman, Esq. Telecopy: (212) 909-6836 Telephone: (212) 909-6000

The Administrative Agent:	JPMorgan Chase Bank 270 Park Avenue New York, New York 10017 Attention: William J. Caggiano Telecopy: (212) 270-3279 Telephone: (212) 270-1338

with a copy to:	JPMorgan Chase Bank Agent Bank Services Group 111 Fannin, Tenth Floor Houston, Texas 77002 Attention: Leah Hughes Telecopy: (713) 750-2932 Telephone: (713) 750-2885

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.8, 4.2, 4.4 or 4.8 shall not be effective until received.

11.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5.                        Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Other Representatives for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions (including the syndication of the Revolving Credit Commitments, Tranche A Term Loan Commitments, Tranche A Term Loans, Tranche B Term Loan Commitments and Tranche B Term Loans (including the reasonable expenses of the Administrative Agent’s due diligence investigation) and the monitoring of the Collateral) contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and the Other Representatives, (b) to pay or reimburse each Lender, each Other Representative and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Other Representatives and the several Lenders, and any reasonable Environmental Costs incurred by any of them arising out of or in any way relating to any Loan Party or any property in which any Loan Party has had any interest at any time, (c) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives (and their respective directors, trustees, officers, employees, affiliates, controlling persons, agents, successors and assigns) from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether or not caused by any such Person’s own negligence (other than gross negligence) and including, without limitation, the reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether the Administrative Agent, any such Other Representative or any Lender is a party to the litigation or other proceeding giving rise thereto and regardless of whether any such litigation or other proceeding is brought by the Borrower or any other Person), including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto applicable to the operations of the Borrower, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any such Other Representative or any Lender with respect to Environmental Costs or indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any Other Representative or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any Other Representative or any such Lender by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this subsection 11.5 to the Administrative Agent, any Other Representative or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority.  The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.                        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)              (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Credit Commitment, Tranche A Term Loan Commitment, Tranche B Term Loan Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              the Borrower, provided that no consent of any of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided further that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Tranche A Term Facility or the Tranche B Term Facility, $1,000,000) unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10 or 4.11 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such payments unless the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)                (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13  and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii)                                  No Loan Party shall be obligated to make any greater payment under subsection 4.10 or 4.11 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is a not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)                                 Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b).  The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                 If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(c)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7.                        Adjustments; Set-off.  (a)  If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Revolving Credit Loans, Tranche A Term Loans, Tranche B Term Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise (except pursuant to subsection 4.4, 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans, Tranche A Term Loans, Tranche B Term Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans, Tranche A Term Loans, Tranche B Term Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8.                        Judgment.  (a)  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)                                 The obligations of the Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to the Borrower, such excess.  This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

11.9.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

11.10.                  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11.                  Integration.  This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12.                  GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.13.                  Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

11.14.                  Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among the Borrower and the Lenders.

11.15.                  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16.                  Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holding, the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holding, GPI Holding, the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to an instrument for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent’s or a Lender’s possession on a nonconfidential basis without a duty of confidentiality to the Borrower being violated.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no such party or any employee, representative or other agent of such party, shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ Edward W. Stroetz, Jr.
Name: Edward W. Stroetz, Jr.
Title: Acting General Counsel and Secretary

JPMORGAN CHASE BANK, as Administrative Agent, Swing Line Lender, Issuing Lender and Lender

By:	/s/ Bruce Borden
Name: Bruce Borden
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:	/s/ Martha Fitzpatrick
Name: Martha Fitzpatrick
Title: Director

By:	/s/ Steven Winogred
Name: Steven Winogred
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ Gregory Shefrin
Name: Gregory Shefrin
Title: Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent and Lender

By:		/s/ Robert Wagner
	Name:	Robert Wagner
	Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as Documentation Agent and Lender

By:	/s/ Jaap L. Tonickens
	Name:	Jaap L. Tonickens
	Title:	Vice President Morgan Stanley Senior Funding

CITICORP NORTH AMERICA INC.

By:	/s/ Edward T. Crook
	Name:	EDWARD T. CROOK
	Title:	Managing Director and Vice President

CREDIT SUISSE FIRST BOSTON

By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Director

By:	/s/ S. William Fox
	Name:	S. William Fox
	Title:	Director

Bank of America, NA
Name of Lender

By:		/s/ William H. Powell
	Name:	William H. Powell
	Title:	Senior Vice President

General Electric Capital Corporation Managing Agent
Name of Lender

By:		/s/ Kenneth L. Gayson, Jr.
	Name:	Kenneth L. Gayson, Jr.
	Title:	Vice President

LaSalle Bank National Association
Name of Lender

By:	/s/ Henry J. Munez
	Name:	Henry J. Munez
	Title:	First Vice President

ARK CLO 2000-1, LIMITED
Name of Lender
By:	/s/ Patriarch Partners, LLC, its Collateral Manager

By:	/s/ Lynn Tilton
	Name:	Lynn Tilton
	Title:	Manager

Protective Life Insurance Company
Name of Lender

By:	/s/ Richard J. Bielen
	Name:	Richard J. Bielen
	Title:	SVP, CIO & Treasurer

NATEXIS BANQUES POPULAIRES
Name of Lender

By:	/s/ William J. Burke
	Name:	William J. Burke
	Title:	Vice President

By:	/s/ Yosmery D. Ortega
Name:		Yosmery D. Ortega
Title:		Associate

Metropolitan Life Insurance Company
Name of Lender

By:	/s/ Susan M. Garrett
	Name:	Susan M. Garrett
	Title:	Director

EAST WEST BANK
Name of Lender

By:	/s/ Nancy A. Moore
	Name:	Nancy A. Moore
	Title:	Senior Vice President

KZH Riverside LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH SOLEIL LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH SOLEIL-2 LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH CRESCENT-2 LLC, as a Lender

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH CRESCENT-3 LLC, as a Lender

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH CYPRESSTREE-1 LLC, as a Lender

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH ING-2 LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH PONDVIEW LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH STERLING LLC

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent

KZH WATERSIDE LLC, as a Lender

By:	/s/ Hi Hua
	Name:	Hi Hua
	Title:	Authorized Agent